    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 1997


                                                     REGISTRATION NO. 333-30923
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               MEDPARTNERS, INC.
             (Exact Name of Registrant as Specified in its Charter)
                             ---------------------

             DELAWARE                             8099                            63-1151076
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)           Identification Number)

                             ---------------------

        3000 GALLERIA TOWER, SUITE 1000, BIRMINGHAM, ALABAMA 35244-2331
                                 (205) 733-8996
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                         J. BROOKE JOHNSTON, JR., ESQ.
                           SENIOR VICE PRESIDENT AND
                                GENERAL COUNSEL
                               MEDPARTNERS, INC.
                        3000 GALLERIA TOWER, SUITE 1000
                         BIRMINGHAM, ALABAMA 35244-2331
                                 (205) 733-8996
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                   COPIES TO:

             FREDERICK W. KANNER, ESQ.                           ROBERT E. LEE GARNER, ESQ.
                 DEWEY BALLANTINE                              F. HAMPTON MCFADDEN, JR., ESQ.
            1301 AVENUE OF THE AMERICAS                       HASKELL SLAUGHTER & YOUNG, L.L.C.
           NEW YORK, NEW YORK 10019-6092                         1200 AMSOUTH/HARBERT PLAZA
                  (212) 259-7300                                   1901 SIXTH AVENUE NORTH
                                                                  BIRMINGHAM, ALABAMA 35203
                                                                       (205) 251-1000

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 26, 1997


PROSPECTUS

                                  $350,000,000

                            [MEDPARTNERS(TM) LOGO]

                        % SENIOR SUBORDINATED NOTES DUE 2000

  INTEREST PAYABLE                            AND

                               ------------------

    The   % Senior Subordinated Notes due 2000 (the "Notes") are being offered by MedPartners, Inc. ("MedPartners" or the "Company"). Interest on the Notes
will be payable semi-annually on                     and                     of
each year, commencing                     , 1998, at the rate of   % per annum.
The Notes will mature on                     , 2000. The Notes will not be
redeemable by the Company prior to maturity and will not be entitled to the benefit of any mandatory sinking fund.


    The Notes will be general unsecured obligations of the Company and are subordinate to all present and future Senior Indebtedness (as defined herein) and will be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. As of June 30, 1997, after giving effect to the offering being made hereby and the use of proceeds therefrom as described in "Use of Proceeds", the Company and its subsidiaries would have had approximately $601 million of indebtedness outstanding to which the Notes would have been subordinated. Except as set forth under "Description of the Notes -- Restrictions on Subsidiary Indebtedness", the Indenture will not limit the amount of indebtedness, including Senior Indebtedness, which the Company or its subsidiaries may create, incur, assume or guarantee. See "Capitalization" and "Description of the Notes".

    The Notes will be issued in fully registered form only in denominations of $1,000 or integral multiples thereof. The Notes initially will be represented by one or more Global Notes registered in the name of The Depository Trust Company (the "Depositary") or its nominee. Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Owners of beneficial interests in the Notes will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described herein. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Notes therefore will settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "Description of the Notes -- Global Notes; Form, Exchange and Transfer".

                               ------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS TO BE CONSIDERED BY INVESTORS.

                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


=======================================================================================================================
                                                                            UNDERWRITING
                                                     PRICE TO              DISCOUNTS AND             PROCEEDS TO
                                                    PUBLIC(1)              COMMISSIONS(2)             COMPANY(3)
-----------------------------------------------------------------------------------------------------------------------
Per Note                                                %                        %                        %
-----------------------------------------------------------------------------------------------------------------------
Total                                                   $                        $                        $
=======================================================================================================================


(1) Plus accrued interest, if any, from the date of initial issuance.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(3) Before estimated expenses of $         payable by the Company.



                               ------------------



    The Notes are being offered by the Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions.
It is expected that delivery of the Notes will be made on or about            ,
1997 through the facilities of the Depositary.


                               ------------------

SMITH BARNEY INC.                                     CREDIT SUISSE FIRST BOSTON

MERRILL LYNCH & CO.
                                   J.P. MORGAN & CO.
                                       NATIONSBANC CAPITAL MARKETS, INC.
             , 1997

     FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS

     FORWARD-LOOKING STATEMENTS. This Prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 27A of the Securities Act of 1933 (the "Securities Act"). The Company cautions readers that such "forward-looking statements", including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this Prospectus or in other statements attributable to the Company, are necessarily estimates reflecting the best judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward-looking statements". Such "forward-looking statements" should, therefore, be considered in light of various important factors, including those set forth in this Prospectus and other factors set forth from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission (the "SEC").

     The words "estimate", "project", "intend", "expect" and similar expressions are intended to identify forward-looking statements. These "forward-looking statements" are found at various places throughout this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

     The Company disclaims any intent or obligation to update "forward looking statements". Moreover, the Company, through senior management, may from time to time make "forward-looking statements" about the matters described herein or other matters concerning the Company. Additionally, the discussions herein under the captions "Risk Factors", "Use of Proceeds" and "Business", are particularly susceptible to the risks and uncertainties discussed below.

     FACTORS THAT MAY AFFECT FUTURE RESULTS. The healthcare industry in general and the physician practice management business in particular are in a state of significant flux. This, together with the circumstances that the Company has a relatively short operating history and is the nation's largest physician practice management consolidator, makes the Company particularly susceptible to various factors that may affect future results such as the following:

     risks relating to the Company's growth strategy; risks relating to integration in connection with acquisitions and risks relating to the capitated nature of revenues; control of healthcare costs; risks relating to certain legal matters; risks relating to exposure to professional liability; liability insurance; risks relating to government regulation; risks relating to pharmacy licensing and operation; risks relating to healthcare reform; and proposed legislation.

     For a more detailed discussion of these factors and others and their potential impact on future results, see the applicable discussions herein.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus and in the documents incorporated herein by reference. Unless the context otherwise requires, references in this Prospectus to "MedPartners" or the "Company" include the Company and its subsidiaries and affiliates.


                                  THE COMPANY


     MedPartners is the largest physician practice management ("PPM") company in the United States, based on revenues. The Company develops, consolidates and manages comprehensive integrated healthcare delivery systems, consisting of primary care and specialty physicians, as well as the nation's largest group of physicians engaged in the delivery of emergency medicine and other hospital-based services. MedPartners provides services to prepaid managed care enrollees and fee-for-service patients in 37 states through its network of over 13,128 affiliated physicians. As an integral part of its PPM business, MedPartners operates one of the nation's largest independent pharmacy benefit management ("PBM") programs and provides disease management services and therapies for patients with certain chronic conditions. See "Business -- General".


     The Company affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to managed care payor systems. The Company enhances clinic operations by centralizing administrative functions and introducing management tools, such as clinical guidelines, utilization review and outcomes measurement. The Company provides affiliated physicians with access to capital and advanced management information systems. In addition, the Company contracts with health maintenance organizations and other third-party payors that compensate the Company and its affiliated physicians on a prepaid basis (collectively, "HMOs"), as well as hospitals and outside providers on behalf of its affiliated physicians. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and increase their patient flow. MedPartners also operates the largest hospital-based physician ("HBP") group in the country with over 2,200 physicians providing emergency medicine, radiology, anesthesiology, primary care and other hospital-based physician services. In addition, the Company provides comprehensive medical care for inmates at various correctional institutions and for military personnel and their dependents at facilities owned by the Department of Defense. See "Business -- Operations".


     The Company manages outpatient prescription drug benefit programs for clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. The Company dispenses over 43,000 prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a network of retail pharmacies. The Company is in the process of integrating its PBM program with the PPM business by providing pharmaceutical services to affiliated physicians, clinics and HMOs. The Company's disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs that comprise drug therapies, physician support and patient education. The Company currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis. See "Business -- Operations".

                         SIGNIFICANT HISTORICAL EVENTS

     The Company has experienced substantial growth through acquisitions since 1995. The Company's strategy is to develop locally prominent, integrated healthcare delivery networks that provide high quality, cost-effective healthcare in selected geographic markets. The Company implements this strategy through growth in its existing markets, expansion into new markets through acquisitions and affiliations and through the implementation of comprehensive healthcare solutions for patients, physicians and payors. In pursuing its acquisition strategy, the Company creates strategic alliances with hospital partners and HMOs. As an integral element of these alliances, the Company utilizes sophisticated information systems to improve the operational efficiency of, and to reduce the operating costs associated with, the Company's networks and the practices of affiliated physicians. The Company's principal methods of expansion are the acquisition of PPM businesses and affiliations with physician and medical groups, including the acquisition of HBP groups and contract management companies providing emergency department and other hospital-based services.


     The Company acquired Mullikin Medical Enterprises, L.P. ("MME") in November 1995 for $413 million in Common Stock, marking the Company's initial move towards global capitation. In February 1996, the Company acquired Pacific Physician Services, Inc. ("PPSI") for $342 million in Common Stock, which provided the Company with HBP operations through PPSI's previously acquired subsidiary, Team Health, Inc. ("Team Health"). In September 1996, the Company acquired Caremark International Inc. ("Caremark") for $1.8 billion in Common Stock, creating the largest PPM business in the United States and providing MedPartners with PBM operations. In May 1997, the Company acquired the assets and operations of Aetna Professional Management Corporation ("APMC"), a PPM company and an affiliate of Aetna Inc., and simultaneously entered into a nationwide 10-year master network agreement with Aetna U.S. Healthcare. In June 1997, the Company acquired InPhyNet Medical Management Inc. ("InPhyNet") for $413 million in Common Stock creating the largest HBP group in the country. On August 20, 1997, the Company commenced a cash tender offer to purchase all of the common stock of Talbert Medical Management Holdings Corporation ("Talbert") at an aggregate acquisition price of approximately $200 million. Talbert is a physician practice management company representing 282 primary and specialty care physicians and operating 52 clinics in five southwestern states.


     The following table summarizes the significant acquisition and financing milestones of the Company since its initial public offering ("IPO") in February 1995.


                                              CUMULATIVE
THREE MONTHS                                   NUMBER OF
   ENDED        NET REVENUE(1)   EBITDA(2)   PHYSICIANS(3)             SIGNIFICANT EVENTS(4)
------------    --------------   ---------   -------------             ---------------------
                      (IN THOUSANDS)
12/31/94  (5)     $   31,467     $  1,169          190       *
03/31/95              45,667        2,164          248       - IPO of $66 million of Common Stock.
06/30/95              57,272        3,056          354       - Establishment of $150 million line of
                                                               credit.
09/30/95              76,019        4,886          496       *
12/31/95             197,172       14,483        4,092       - Acquisition of Mullikin Medical
                                                               Enterprises, L.P.
03/31/96             332,549       24,529        5,077       - Acquisition of Pacific Physician
                                                               Services, Inc.
                                                             - Public offering of $250 million of
                                                               Common Stock.
06/30/96             360,398       24,040        5,777       *
09/30/96           1,182,015       82,691        7,975       - Acquisition of Caremark International
                                                               Inc.
                                                             - Establishment of $1 billion line of
                                                               credit.
12/31/96           1,267,782       90,734        8,875       - Public offering of $450 million of
                                                               senior notes.
03/31/97           1,332,271      100,431        9,538       *
06/30/97           1,560,600      121,418       13,128       - Acquisition of assets and business of
                                                               Aetna Professional Management Corporation.
                                                             - Acquisition of InPhyNet Medical
                                                               Management Inc.
09/30/97             **             **          **           - Acquisition of Talbert (pending).


---------------

  * During these periods the Company continued its physician practice acquisition activities.
 ** Information not yet available.
(1) As originally reported, without restatement for subsequent acquisitions accounted for as pooling of interests.
(2) EBITDA is defined as earnings before net interest expense, taxes, non-recurring items, extraordinary items, depreciation and amortization and minority interest.
(3) At end of period.

(4) The acquisitions of MME, PPSI, Caremark and InPhyNet were accounted for as poolings of interests. The acquisition of APMC was accounted for as a purchase. The acquisition of Talbert is expected to be accounted for as a purchase.

(5) Pro forma for initial acquisitions and service agreements.

                                  RISK FACTORS


     Certain factors to be considered in connection with an investment in the Notes offered hereby are set forth under "Risk Factors".

           SUMMARY CONDENSED FINANCIAL INFORMATION AND OPERATING DATA



     The following summary condensed financial information and operating data for the Company is derived from the financial statements incorporated by reference herein. All of the following summary condensed financial information should be read in conjunction with the historical financial information, including the notes thereto, incorporated herein by reference.



                                                                                                       SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                             ------------------------------------   -----------------------
                                                                1994         1995         1996         1996         1997
                                                             ----------   ----------   ----------   ----------   ----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue................................................  $2,909,024   $3,908,717   $5,222,019   $2,524,407   $3,028,533
Operating expenses:
  Clinic expenses..........................................   1,200,291    1,785,564    2,683,107    1,292,898    1,591,774
  Non-clinic goods and services............................   1,365,203    1,688,075    2,019,895      985,531    1,121,538
  General and administrative expenses......................     169,273      172,896      173,428       85,587       85,561
  Depreciation and amortization............................      44,384       62,394       86,579       44,019       54,457
  Net interest expense.....................................      16,214       19,114       24,715       11,188       22,330
  Merger expenses..........................................          --       69,064      308,945       34,698       59,434
  Loss on investments......................................          --       86,600           --           --           --
  Other, net...............................................        (143)        (192)      (1,075)         (56)          --
                                                             ----------   ----------   ----------   ----------   ----------
        Net operating expenses.............................   2,795,222    3,883,515    5,295,594    2,453,865    2,935,094
                                                             ----------   ----------   ----------   ----------   ----------
Income (loss) before income taxes and discontinued
  operations...............................................     113,802       25,202      (73,575)      70,542       93,439
Income tax expense (benefit)...............................      50,292       (6,987)       3,215       28,149       46,994
                                                             ----------   ----------   ----------   ----------   ----------
Income (loss) from continuing operations...................      63,510       32,189      (76,790)      42,393       46,445
Income (loss) from discontinued operations.................      25,902     (136,528)     (68,698)     (68,698)     (75,434)
                                                             ----------   ----------   ----------   ----------   ----------
Net income (loss)..........................................  $   89,412   $ (104,339)  $ (145,488)  $  (26,305)  $  (28,989)
                                                             ==========   ==========   ==========   ==========   ==========
Net income (loss) per share(1).............................  $     0.61   $    (0.66)  $    (0.83)  $    (0.15)  $    (0.15)
                                                             ==========   ==========   ==========   ==========   ==========
Number of shares used in net income (loss) per share
  calculations(1)..........................................     146,773      158,109      174,269      171,889      187,192
                                                             ==========   ==========   ==========   ==========   ==========
OTHER FINANCIAL DATA:
EBITDA(2)..................................................  $  174,400   $  262,374   $  346,664   $  160,447   $  229,660
Capital expenditures(3)....................................     106,156      128,428      126,873       72,120       37,373
Income per share, excluding merger expense, loss on
  investment and discontinued operations...................  $     0.43   $     0.70   $     0.84   $     0.39   $     0.51
Ratio of earnings to fixed charges(4)......................        3.91x        4.21x        4.70x        4.36x        4.18x

CERTAIN OPERATING DATA (AT PERIOD END):
Group physicians...........................................         900        1,264        2,604        2,506        2,988
Total physicians...........................................       2,027        7,596       10,580        9,336       13,128
Prepaid enrollees..........................................     835,855    1,134,999    1,702,695    1,515,205    1,957,515



                                                                      JUNE 30, 1997
                                                              ------------------------------
                                                                ACTUAL      AS ADJUSTED(5)
                                                              ----------   -----------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  134,162      $  134,162
Working capital.............................................     277,766         277,766
Total assets................................................   2,661,509       2,661,509
Long-term debt, less current portion........................     926,524         926,524
Total stockholders' equity..................................     853,061         853,061(6)


---------------


(1) Net income (loss) per share is computed by dividing net income (loss) by the number of common equivalent shares outstanding during the periods in accordance with the applicable rules of the SEC. All stock options and warrants issued have been considered as outstanding common share equivalents for all the periods presented, even if anti-dilutive, under the treasury stock method. Shares of Common Stock issued in February 1995 upon conversion of the then outstanding MedPartners convertible preferred stock are assumed to be common share equivalents for all periods presented.


(2) EBITDA is defined as earnings before net interest expense, non-recurring items, extraordinary items, taxes, depreciation and amortization and minority interest. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance. The Company believes EBITDA is helpful in understanding cash flow generated from operations that is available for debt service, taxes and capital expenditures. EBITDA should not be considered in isolation or as substitute for net income or other consolidated statement of operations or cash flow data prepared in accordance with generally accepted accounting principles ("GAAP") as a measure of the profitability or liquidity of the Company.

(3) Excludes capital expenditures related to acquisitions.


(4) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes plus fixed charges. Fixed charges include interest, expensed or capitalized, amortization of debt issuance costs and the interest component of rent expense (approximately 1/3 of rental expense).


(5) Adjusted to reflect the offering of the Notes and the application of the net proceeds therefrom as set forth in "Use of Proceeds".


(6) Excludes the effect on stockholders' equity that will occur both upon the issuance and upon the final settlement of the Company's Threshold Appreciation Price Securities (approximately $354 million).

                                  THE OFFERING

Securities Offered.........  $350,000,000 aggregate principal amount of      %
                             Senior Subordinated Notes due 2000 (the "Notes").


Maturity Date..............              , 2000



Interest Rate and Payment
Dates......................  The Notes will bear interest at a rate of      %
                             per annum. Interest on the Notes will accrue from
                             the date of issuance and will be payable semi-
                             annually on             and             of each
                             year, commencing             , 1998.



Subordination..............  The Notes will be general unsecured obligations of the Company and are subordinate to all present and future Senior Indebtedness and will be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. As of June 30, 1997, after giving effect to the offering being made hereby and the use of proceeds therefrom as described in "Use of Proceeds", the Company and its subsidiaries would have had approximately $601 million of indebtedness outstanding to which the Notes would have been subordinated. Except as set forth under "Description of the Notes -- Restrictions on Subsidiary Indebtedness", the Indenture will not limit the amount of indebtedness, including Senior Indebtedness, which the Company or its subsidiaries may create, incur, assume or guarantee. See "Capitalization" and "Description of the Notes".


Redemption.................  The Notes will not be redeemable by the Company prior to maturity.


Certain Covenants..........  The Indenture will contain certain covenants with respect to, among others, the following matters:
                             (i) restriction on sale and leaseback transactions,
                             (ii) restrictions on additional subsidiary indebtedness and (iii) restrictions on consolidations, mergers and sales of all or substantially all of the assets of the Company. These covenants are subject to important exceptions and qualifications. See "Description of the Notes -- Certain Covenants" and "-- Consolidation, Merger and Disposition of Assets".


Use of Proceeds............  To repay indebtedness outstanding under the Credit
                             Facility (as defined herein). See "Use of
                             Proceeds".

                                  THE COMPANY

     The Company was incorporated under the laws of Delaware in August 1995 as "MedPartners/Mullikin, Inc." to be the surviving corporation in the combination of the businesses of the original MedPartners, Inc., incorporated under the laws of Delaware in 1993, and MME, a California limited partnership which, directly or through its predecessor entities, had operated since 1957. In September 1996, the Company changed its name to "MedPartners, Inc." The executive offices of the Company are located at 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244, and its telephone number is (205) 733-8996. See "Business".

                                  RISK FACTORS

     Prospective purchasers of the Notes offered hereby should consider carefully, in addition to the other information contained or incorporated by reference in this Prospectus, the following factors in evaluating the Company and its business and an investment in such Notes. This Prospectus (including the documents incorporated by reference herein) contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

RISKS RELATING TO THE COMPANY'S GROWTH STRATEGY; INTEGRATION IN CONNECTION WITH ACQUISITIONS AND IDENTIFICATION OF GROWTH OPPORTUNITIES

     The Company believes that its recent acquisitions of InPhyNet and APMC represent additional steps in the Company's consolidation initiative in the PPM business to develop integrated healthcare delivery systems through affiliation with individual physicians, physician practices, hospitals and third-party payors. The Company is still integrating these and other acquired businesses. While the business plans of these acquired companies are generally similar, their histories, geographical location, business models and cultures are different in many respects. The Company's Board of Directors and senior management of the Company face a significant challenge in their efforts to integrate the businesses of the acquired companies so that the different cultures and the varying emphases on managed care and fee-for-service can be effectively managed to continue to grow the enterprise. The dedication of management resources to such integration may detract attention from the day-to-day business of the Company. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects as a result of these integration efforts. Such effects could have a material adverse effect on the operating results and financial condition of the Company.

     Integration Risks. Acquisitions of PPM companies and physician practices entail the risk that such acquisitions will fail to perform in accordance with expectations and that the Company will be unable to successfully integrate such acquired businesses and physician practices into its operations. The profitability of the Company is largely dependent on its ability to develop and integrate networks of physicians, to manage and control costs and to realize economies of scale from acquisitions of PPM companies and physician practices. The histories, geographic location, business models, including emphasis on managed care and fee-for-service, and cultures of acquired PPM businesses and physician practices may differ from the Company's past experiences. Dedicating management resources to the integration process may detract attention from the day-to-day business of the Company. Moreover, the integration of the acquired businesses and physician practices may require substantial capital and financial investments. These, together with other risks described herein, could result in the incurrence of substantial costs in connection with acquisitions that may never achieve revenue and profitability levels comparable to the Company's existing physician networks, which could have a material adverse effect on the operating results and financial condition of the Company.


     The major acquisitions carried out by the Company since January 1995 have been structured as poolings of interests. As a result, the operating income of the Company has been reduced by the merger expenses incurred in connection with those acquisitions, resulting in a net loss for the year ended December 31, 1996. Included in pre-tax loss for the six months ended June 30, 1997, are merger costs totaling $59.4 million, $50 million of which is related to the business combination with InPhyNet. See Note 5 to the financial statements included in the Form 10-Q for the quarter ended June 30, 1997, incorporated herein by reference. There can be no assurance that future merger expenses will not result in further net losses, nor can there be any assurance that: there will not be substantial future costs associated with integrating acquired companies; MedPartners will be successful in integrating such companies; or the anticipated benefits of such acquisitions will be realized fully. The unsuccessful integration of such companies or the failure of MedPartners to realize such anticipated benefits fully could have a material adverse effect on the operating results and financial condition of the Company. See "-- Risks Relating to Capital Requirements".



     Risks Relating to Capital Requirements. The Company's growth strategy requires substantial capital for the acquisition of PPM businesses and physician practice assets and for their effective integration, operation and expansion. Affiliated physician practices may also require capital for renovation, expansion and additional medical equipment and technology. The Company believes that its existing cash resources, including the net proceeds from the sale of the Notes, the use of Common Stock for selected practice and other acquisitions and available borrowings under the $1.0 billion credit facility (the "Credit Facility" or the "Bank Credit Agreement") with NationsBank, National Association (South), as administrative bank to a group of lenders, or any successor credit facility, will be sufficient to meet the Company's anticipated acquisition, expansion and working capital needs for the next twelve months. The Company expects from time to time to raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market allows in order to meet the capital needs of the Company. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing networks can be obtained. Any of such financings could result in increased interest and amortization expense, decreased income to fund future expansion and dilution of existing equity positions.


     Ability to Pursue New Growth Opportunities. The Company intends to continue to pursue an aggressive growth strategy for the foreseeable future through acquisitions and internal development. The Company's successful pursuit of new growth opportunities will depend on many factors, including, among others, the Company's ability to identify suitable targets and to integrate its acquired practices and businesses. There can be no assurance that the Company will anticipate all of the changing demands that expanding operations will impose on its management, management information systems and physician network. Any failure by the Company to adapt its systems and procedures to those changing demands could have a material adverse effect on the operating results and financial condition of the Company.

     Competition for Expansion Opportunities. The Company is subject to the risk that it will be unable to identify and recruit suitable acquisition candidates in the future. The Company competes for acquisition, affiliation and other expansion opportunities with national, regional and local PPM companies and other physician management entities. In addition, certain companies, including hospital management companies, hospitals and insurers, are expanding their presence in the PPM market. The Company's failure to compete successfully for expansion opportunities or to attract and recruit suitable acquisition candidates could have a material adverse effect on the operating results and financial condition of the Company. The Company is also subject to the risk that it will be unable to recruit and retain qualified physicians and other healthcare professionals to serve as employees or independent contractors of MedPartners and its affiliates. See "Business -- Competition".


     Different Business Operations. The PPM business of the Company includes the provision of PBM and disease management services which are provided by subsidiaries of the Company. The PBM services provided by the Company accounted for approximately 33% and 36% of the Company's net revenue and operating expenses, respectively, for the six months ended June 30, 1997. Specialty Services, which include disease management comprised 8% of the Company's net revenue and 8% of the Company's operating expenses for the six months ended June 30, 1997.



     Physician Compensation. Approximately 70% of the Company's PPM revenue for the six months ended June 30, 1997, was derived from or through contracts between the Company and hospitals or HMOs. The balance of the Company's PPM revenue is generated through professional corporations ("PCs") that have entered into contracts directly with HMOs or have the right to receive payment directly from HMOs for the provision of medical services. The Company has a controlling financial interest in these PCs by virtue of a long-term management agreement that also provides for physician compensation.


     The most significant clinic expense, physician compensation, accounted for 39% of total expenses in the Company's PPM service area in the first six months of 1997. Physicians that generated 7% of PPM revenue in the first six months of 1997 received a fixed-dollar amount plus a discretionary bonus based on performance criteria goals. Physician compensation expense was 51% of this first category of PCs' total net revenue in the first six months of 1997. Physicians that were compensated on a fee-for-service basis produced approximately 15% of the Company's PPM revenue in the first six months of 1997. Physician compensation expense pursuant to such agreements represented 48% of this second category of PCs' total net revenue in the first six months of 1997. The remaining 8% of PPM revenues were generated by physicians who were provided a salary, bonus and profit-sharing payment based on the PC's net income. Physician compensation expense pursuant to such agreements represented 39% of this third category of PCs' total net revenue in the first six months of 1997. Under each of these arrangements, revenue is assigned to MedPartners by the PC, and MedPartners is responsible and at risk for all clinic expenses. See
"Business -- Operations". The profitability of the Company is largely dependent on its ability to develop and integrate networks of physicians from the affiliated practices, to manage and control costs and to realize economies of scale. The Company's operating results could be adversely affected in the event the Company incurs costs associated with developing networks without generating sufficient revenues from such networks.


     Dependence on HMO Enrollee Growth. The Company is also largely dependent on the continued increase in the number of HMO enrollees who use its physician networks. This growth may come from development or acquisition of other PPM entities, affiliation with additional physicians, increased enrollment in HMOs currently contracting with MedPartners through its affiliated physicians and additional agreements with HMOs. There can be no assurance that the Company will be successful in identifying, acquiring and integrating additional medical groups or other PPM companies or in increasing the number of enrollees. A decline in enrollees in HMOs could have a material adverse effect on the operating results and financial condition of the Company.

     Dependence on Affiliated Physicians. MedPartners' revenue depends on revenues generated by the physicians with whom MedPartners has practice management agreements. These agreements define the responsibilities of the physicians and MedPartners and govern all terms and conditions of their relationship. The practice management agreements have terms generally of 20 to 40 years, subject to termination for cause, which includes bankruptcy or a material breach. Practice management agreements with certain of the affiliated practices contain provisions giving the physician practice the option to terminate the agreement without cause, subject to significant limitations. Because MedPartners cannot control the provision of medical services by its affiliated physicians contractually or otherwise under the laws of California and most other states in which MedPartners operates, affiliated physicians may decline to enter into HMO agreements that are negotiated for them by MedPartners or may enter into contracts for the provision of medical services or make other financial commitments which are not intended to benefit MedPartners and which could have a material adverse effect on the operating results and financial condition of MedPartners. See "Business -- Operations -- Affiliated Physicians".

RISKS RELATING TO CAPITATED NATURE OF REVENUES; CONTROL OF HEALTHCARE COSTS

     A substantial portion of MedPartners' revenue is derived from agreements with HMOs that provide for the receipt of capitated fees. Under these agreements, the Company, through its affiliated physicians, is generally responsible for the provision of all covered outpatient benefits, regardless of whether the affiliated physicians directly provide the medical services associated with the covered benefits. MedPartners is statutorily and contractually prohibited from controlling any medical decisions made by any healthcare provider. To the extent that enrollees require more care than is anticipated or require supplemental medical care that is not otherwise reimbursed by the HMO, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. If revenue is insufficient to cover costs, the operating results and financial condition of the Company could be materially adversely affected. As a result, MedPartners' success will depend in large part on the effective management of healthcare costs through various methods, including utilization management, competitive pricing for purchased services and favorable agreements with payors. Recently, many providers, including MedPartners, have experienced pricing pressures with respect to negotiations with HMOs. In addition, employer groups are becoming increasingly successful in negotiating reductions in the growth of premiums paid for their employees' health insurance, which tends to depress the reimbursement for healthcare services. At the same time, employer groups are demanding higher accountability from payors and providers of healthcare services with respect to measurable accessibility, quality and service. If these trends continue, the cost of providing physician services could increase while the level of reimbursement could grow at a lower rate or could decrease. There can be no assurance that these pricing pressures will not have a material adverse effect on the operating results and financial condition of MedPartners. In addition, changes in healthcare practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of healthcare could have a material adverse effect on the operating results and financial condition of the Company.

     The Company's financial statements include estimates of costs for covered medical benefits incurred by HMO enrollees, but not yet reported. While these estimates are based on information available at the time of calculation, there can be no assurance that actual costs will approximate the estimates of such amounts. If the actual costs significantly exceed the amounts estimated and accrued, such additional costs could have a material adverse effect on the operating results and financial condition of the Company.

     The HMO agreements often contain shared-risk provisions under which additional revenue can be earned or economic penalties can be incurred based upon the utilization of hospital and non-professional services by HMO enrollees. MedPartners' financial statements contain accruals for estimates of shared-risk amounts receivable from or payable to the HMOs that contract with their affiliated physicians. These estimates are based upon inpatient utilization and associated costs incurred by HMO enrollees compared to budgeted costs. Differences between actual contract settlements and amounts estimated as receivable or payable relating to HMO risk-sharing arrangements are generally reconciled annually. This may cause fluctuations from amounts previously accrued. To the extent that HMO enrollees require more care than is anticipated or require supplemental care that is not otherwise reimbursed by the HMOs, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. Any such insufficiency could have a material adverse effect on the operating results and financial condition of the Company.

     Physician groups that render services on a fee-for-service basis (as opposed to a capitated plan) typically bill various third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the healthcare services provided to their patients. A significant portion of the revenue of MedPartners is derived from payments made by these third-party payors. There can be no assurance that payments under governmental programs or from other third-party payors will remain at present levels. In addition, third-party payors can deny reimbursement if they determine that treatment was not performed in accordance with the cost-effective treatment methods established by such payors or was experimental or for other reasons. Any material decrease in payments received from such third-party payors could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO CERTAIN CAREMARK LEGAL MATTERS

     OIG Settlement and Related Claims. Caremark agreed in June 1995 to settle with the Office of the Inspector General (the "OIG") of the United States Department of Health and Human Services (the "DHHS"), the United States Department of Justice (the "DOJ"), the Veteran's Administration, the Federal Employee Health Benefits Program ("FEHBP"), the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") and related state investigative agencies in all 50 states and the District of Columbia a four-year-long investigation of Caremark (the "OIG Settlement"). Under the terms of the OIG Settlement, which covered allegations dating back to 1986, a subsidiary of Caremark pled guilty to two counts of mail fraud -- one each in Minnesota and Ohio -- resulting in the payment of civil penalties and criminal fines. The basis of these guilty pleas was Caremark's failure to provide certain information to CHAMPUS, FEHBP and federally funded healthcare benefit programs concerning financial relationships between Caremark and a physician in each of Minnesota and Ohio. See "Business -- Legal Proceedings".

     In its agreement with the OIG and DOJ, Caremark agreed to continue to maintain certain compliance-related oversight procedures. Should these oversight procedures reveal credible evidence of legal or regulatory violations, Caremark is required to report such violations to the OIG and DOJ. Caremark is, therefore, subject to increased regulatory scrutiny and, in the event it commits legal or regulatory violations, Caremark may be subject to an increased risk of sanctions or penalties, including disqualification as a provider of Medicare or Medicaid services, which would have a material adverse effect on the operating results and financial condition of the Company.

     In connection with the matters described above relating to the OIG Settlement, Caremark is a party to various non-governmental claims and may in the future become subject to additional OIG-related claims. Caremark is a party to, or the subject of, and may be subjected to in the future, various private suits and claims (including stockholder derivative actions and an alleged class action suit) being asserted in connection with matters relating to the OIG Settlement by Caremark's stockholders, patients who received healthcare services from Caremark and such patients' insurers. The Company cannot determine at this time what costs or liabilities may be incurred in connection with future disposition of non-governmental claims or litigation. Such additional costs or liabilities, if incurred, could have a material adverse effect on the operating results and financial condition of the Company. See "Business -- Legal Proceedings".

     In August and September 1994, stockholders, each purporting to represent a class, filed complaints against Caremark and certain officers and employees of Caremark in the United States District Court for the Northern District of Illinois, alleging violations of the Securities Act and the Exchange Act, and fraud and negligence in connection with public disclosures by Caremark regarding Caremark's business practices and the status of the OIG investigation discussed above. The complaints seek unspecified damages, declaratory and equitable relief, and attorneys' fees and expenses. In June 1996, the complaint filed by one group of stockholders alleging violations of the Exchange Act only, was certified as a class. The parties continue to engage in discovery proceedings. The Company intends to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of these matters.

     In May 1996, three home infusion companies, purporting to represent a class consisting of all of Caremark's competitors in the alternate site infusion therapy industry, filed a complaint against Caremark, a subsidiary of Caremark, and two other corporations in the United States District Court for the District of Hawaii alleging violations of the federal conspiracy laws, the antitrust laws and of California's unfair business practices statute. The complaint seeks unspecified treble damages, and attorneys' fees and expenses. MedPartners intends to defend this case vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     Private Payor Settlements. In March 1996, Caremark agreed to settle all disputes with a number of private payors. These disputes relate to businesses that were covered by the OIG Settlement. The settlements resulted in an after-tax charge of approximately $43.8 million. In addition, Caremark paid $24.1 million after tax to cover the private payors' pre-settlement and settlement-related expenses. An after-tax charge for the above amounts was recorded in first quarter 1996 discontinued operations.


     Coram Litigation. In September 1995, Coram Healthcare Corporation ("Coram") filed a complaint in the San Francisco Superior Court against Caremark, its subsidiary, Caremark Inc., and others. The complaint, which arose from Caremark's sale to Coram of Caremark's home infusion therapy business in April 1995 for approximately $209.0 million in cash and $100.0 million in securities, alleged breach of the sale agreement and made other related claims seeking compensatory damages, in the aggregate, of $5.2 billion. Caremark filed counterclaims against Coram and also filed a lawsuit in the United States District Court in Chicago against Coram, claiming securities fraud. On July 1, 1997, the parties to the Coram litigation announced that a settlement had been reached pursuant to which Caremark will return for cancellation all of the securities issued by Coram in connection with the acquisition and will pay to Coram $45 million in cash on or before September 1, 1997. The settlement agreement also provides for the termination and resolution of all disputes and issues between the parties and for the exchange of mutual releases. The Company recognized an after-tax charge from discontinued operations of $75.4 million during the second quarter of 1997 related to this settlement.


RISKS RELATING TO EXPOSURE TO PROFESSIONAL LIABILITY; LIABILITY INSURANCE

     In recent years, physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. Although the Company does not engage in the practice of medicine or provide medical services, and does not control the practice of medicine by its affiliated physicians or the compliance with regulatory requirements directly applicable to the affiliated physicians and physician groups, there can be no assurance that the Company will not become involved in such litigation in the future. Through the ownership and operation of Pioneer Hospital ("Pioneer Hospital"), U.S. Family Care Medical Center ("USFMC") and Friendly Hills Hospital ("Friendly Hills"), acute care hospitals located in Artesia, Montclair and La Habra, California, respectively, and its hospital-based operations, the Company is subject to allegations of negligence and wrongful acts by its hospital-based physicians or arising out of providing nursing care, hospital-based medical care, credentialing of medical staff members and other activities incident to the operation of an acute care hospital. In addition, through its management of clinic locations and provision of non-physician health care personnel, the Company could be named in actions involving care rendered to patients by physicians employed by or contracting with affiliated medical organizations and physician groups.

     The Company maintains professional and general liability insurance and other coverage deemed necessary by the Company. Nevertheless, certain types of risks and liabilities are not covered by insurance and there can be no assurance that the limits of coverage will be adequate to cover losses in all instances. In addition, the Company's practice management agreements require the affiliated physicians to maintain professional liability and workers' compensation insurance coverage on the practice and on each employee and agent of the practice, and the Company generally is indemnified under each of the practice management agreements by the affiliated physicians for liabilities resulting from the performance of medical services. However, there can be no assurance that a future claim or claims will not exceed the limits of these available insurance coverages or that indemnification will be available for all such claims. See "Business -- Corporate Liability and Insurance".

RISKS RELATING TO GOVERNMENT REGULATION

     Federal and state laws regulate the relationships among providers of healthcare services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for recommendation, leasing, arranging, ordering or purchasing of Medicare or Medicaid covered services, as well as laws that impose significant penalties for false or improper billings for physician services. These laws also impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion and penalties, if applied to the Company's affiliated physicians, could result in significant loss of reimbursement.

     Moreover, the laws of many states, including California (from which a significant portion of the Company's revenues are derived), prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The Company believes that it has perpetual and unilateral control over the assets and operations of the various affiliated professional corporations. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the practice of medicine or other federal restrictions. Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of the Company and its contractual arrangements with affiliated physicians will not be successfully challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. There can be no assurance that review of the business of the Company and its affiliates by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that the healthcare regulatory environment will not change so as to restrict existing operations or expansion thereof. In the event of action by any regulatory authority limiting or prohibiting the Company or any affiliate from carrying on its business or from expanding the operations of the Company and its affiliates to certain jurisdictions, structural and organizational modifications of the Company may be required, which could have a material adverse effect on the operating results and financial condition of the Company.

     In addition to the regulations referred to above, significant aspects of MedPartners' operations are subject to state and federal statutes and regulations governing workplace health and safety, the operation of pharmacies, repackaging of drug products, dispensing of controlled substances and the disposal of medical waste. MedPartners' operations may also be affected by changes in ethical guidelines and operating standards of professional and trade associations and private accreditation commissions such as the American Medical Association and the Joint Commission on Accreditation of Healthcare Organizations. Accordingly, changes in existing laws and regulations, adverse judicial or administrative interpretations of such laws and regulations or enactment of new legislation could have a material adverse effect on the operating results and financial condition of MedPartners. See "-- Risks Relating to Pharmacy Licensing and Operation".


     For the six months ended June 30, 1997, approximately 12% of the revenues of the Company's affiliated physician groups are derived from payments made by government-sponsored healthcare programs (principally, Medicare and state reimbursement programs). As a result, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of MedPartners. There are also state and federal civil and criminal statutes imposing substantial penalties (including civil penalties and criminal fines and imprisonment) on healthcare providers that fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. The Company believes it is in material compliance with such laws, but there can be no assurance that MedPartners' activities will not be challenged or scrutinized by governmental authorities or that any such challenge or scrutiny would not have a material adverse effect on the operating results and financial condition of the Company.



     Certain provisions of the Social Security Act, commonly referred to as the "Anti-Kickback Statute", prohibit the offer, payment, solicitation, or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third-party payor patients. The Anti-Kickback Statute contains provisions prescribing civil and criminal penalties to which individuals or providers who violate such statute may be subjected. The criminal penalties include fines up to $25,000 per violation and imprisonment for five years or more. Additionally, the DHHS has the authority to exclude anyone, including individuals or entities, who has committed any of the prohibited acts from participation in the Medicare and Medicaid programs. If applied to the Company or any of its subsidiaries or affiliated physicians, such exclusion could result in a significant loss of reimbursement for the Company, up to a maximum of 12% of the revenues of the Company's affiliated physician groups, which could have a material adverse effect on the operating results and financial condition of the Company. Although the Company believes that it is not in violation of the Anti-Kickback Statute or similar state statutes, its operations do not fit within any of the existing or proposed federal safe harbors.


     Significant prohibitions against physician referrals were enacted by the federal Omnibus Budget Reconciliation Act of 1993. Subject to certain exemptions, a physician or a member of his immediate family is prohibited from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. While the Company believes it is in compliance with such legislation, future regulations could require the Company to modify the form of its relationships with physician groups. Some states have also enacted similar self-referral laws, and the Company believes it is likely that more states will follow. MedPartners believes that its practices fit within exemptions contained in such statutes. Nevertheless, expansion of the operations of MedPartners into certain jurisdictions may require structural and organizational modifications of MedPartners' relationships with physician groups to comply with new or revised state statutes. Such structural and organizational modifications could have a material adverse effect on the operating results and financial condition of the Company.

     The Knox-Keene Health Care Service Plan Act of 1975 (the "Knox-Keene Act") and the regulations promulgated thereunder subject entities which are licensed as healthcare service plans in California to substantial regulation by the California Department of Corporations (the "DOC"). In addition, licensees under the Knox-Keene Act are required to file periodic financial data and other information (which generally become available to the public), maintain substantial tangible net equity on their balance sheets and maintain adequate levels of medical, financial and operational personnel dedicated to fulfilling the licensee's statutory and regulatory requirements. The DOC is empowered by law to take enforcement actions against licensees that fail to comply with such requirements. In March 1996, the DOC issued to Pioneer Provider Network, Inc., a wholly-owned subsidiary of MedPartners, a healthcare service plan license (the "Restricted License"). Non-compliance by Pioneer Network with the Knox-Keene Act or other applicable laws and regulations could have a material adverse effect on the operating results and financial condition of the Company.

     The assumption of risk on a prepaid basis is being reviewed by various state insurance commissioners as well as the National Association of Insurance Commissioners ("NAIC") to determine whether the practice constitutes the business of insurance. Any such determination could result in significant additional regulation of the Company's business. See "Business -- Government Regulation".

RISKS RELATING TO PHARMACY LICENSING AND OPERATION

     The Company is subject to federal and state laws and regulations governing pharmacies. Federal controlled substance laws require the Company to register its pharmacies with the United States Drug Enforcement Administration and comply with security, record-keeping, inventory control and labeling standards in order to dispense controlled substances. State controlled substance laws require registration and compliance with the licensing, registration or permit standards of the state pharmacy licensing authority. State pharmacy licensing, registration and permit laws impose standards on the qualifications of the applicant's personnel, the adequacy of its prescription fulfillment and inventory control practices and the adequacy of its facilities. In general, pharmacy licenses are renewed annually. Pharmacists must also satisfy state licensing requirements. Any failure to satisfy such pharmacy licensing statutes and regulations could have a material adverse effect on the operating results and financial condition of the Company.

RISKS RELATING TO HEALTHCARE REFORM; PROPOSED LEGISLATION

     As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been, and other proposals may be, introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on the Company.

SUBORDINATION


     The Notes will be general unsecured obligations of the Company and are subordinate to all present and future Senior Indebtedness and will be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. As of June 30, 1997, after giving effect to the offering being made hereby and the use of proceeds therefrom as described in "Use of Proceeds", the Company and its subsidiaries would have had approximately $601 million of indebtedness outstanding to which the Notes would have been subordinated. Except as set forth under "Description of the Notes -- Restrictions on Subsidiary Indebtedness", the Indenture will not limit the amount of indebtedness, including Senior Indebtedness, which the Company or its subsidiaries may create, incur, assume or guarantee. See "Capitalization" and "Description of the Notes".

ABSENCE OF PUBLIC MARKET FOR THE NOTES

     The Notes are a new issue of securities for which there is currently no public market, and there can be no assurance as to the liquidity of the Notes, the ability of the holders to sell their Notes or the prices at which holders of the Notes would be able to sell their Notes. The Company does not intend to list the Notes on any securities exchange or to seek the admission thereof to trading on the NASDAQ. The Notes will be tradable in the over-the-counter market, but any such trading may be limited and sporadic. Each of the Underwriters has advised the Company that it currently intends to make a market for the Notes, but the Underwriters are not obligated to do so. Any such market-making may be discontinued by the Underwriters at any time without notice in their sole discretion. If a market for the Notes does develop, the Notes may trade at a discount from their initial public offering price depending on prevailing interest rates, the market for similar securities, performance of the Company, performance of the PPM industry and other factors. No assurance can be given that there will be a liquid trading market for the Notes or that any trading market that does develop will continue. See "Underwriting".

                                USE OF PROCEEDS


     The net proceeds from the offering made hereby are expected to be approximately $347.9 million. The Company intends to apply the net proceeds of the offering to repayment of indebtedness then outstanding under the Credit Facility, which was approximately $383 million as of June 30, 1997. Borrowings under the Credit Facility have been, and will be, used to finance the acquisition of certain PPM companies and physician and medical practices, to fund deferred purchase price obligations and for working capital and other general corporate purposes. The Company is continuously in discussions with several potential acquisition candidates; however, there can be no assurance that any pending acquisitions will be successfully concluded.



     The Credit Facility bears interest at the rate of LIBOR plus 35 basis points, which rate was 6.0375% as of June 30, 1997. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".



     Affiliates of J.P. Morgan Securities Inc. and NationsBanc Capital Markets, Inc. are lenders under the Credit Facility. As of June 30, 1997, $34.1 million was owed under the Credit Facility to Morgan Guaranty Trust Company of New York, a wholly-owned subsidiary of J.P. Morgan Securities Inc., and $38.0 million was owed to NationsBank, National Association (South), an affiliate of NationsBanc Capital Markets, Inc.

                                 CAPITALIZATION


     The following table sets forth as of June 30, 1997, (i) the actual capitalization of the Company and (ii) the as adjusted capitalization that gives effect to the offering made hereby and the concurrent offering of the Company's Threshold Appreciation Price Securities. (Neither the sale of the Notes nor the sale of the Company's Threshold Appreciation Price Securities is dependent on the consummation of the other sale.)



                                                                   JUNE 30, 1997
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Short-term debt and current portion of long-term debt.......  $   24,953   $   24,953
Senior Subordinated Notes due 2000..........................          --      350,000
7 3/8% Senior Notes due 2006................................     450,000      450,000
Credit Facility.............................................     383,000       33,000
Other long-term debt........................................      93,524       93,524
Stockholders' equity:
  Preferred stock, $.001 par value, 95,000 shares
     authorized; no shares issued and outstanding...........          --           --
  Series C Junior Participating Preferred Stock, $.001 par
     value; 500 shares authorized; no shares issued and
     outstanding............................................          --           --
  Common Stock, $.001 par value; 400,000 shares authorized;
     192,309 shares issued and outstanding(1)...............         192          192
  Additional paid-in capital................................     904,030      904,030
  Shares held in trust......................................    (150,200)    (150,200)
  Notes receivable from stockholders........................      (1,505)      (1,505)
  Retained earnings.........................................     100,544      100,544
                                                              ----------   ----------
          Total stockholders' equity........................     853,061      853,061(2)
                                                              ----------   ----------
          Total capitalization..............................  $1,804,538   $1,804,538
                                                              ==========   ==========


---------------


(1) Excludes approximately 22.9 million shares of Common Stock reserved for issuance pursuant to outstanding stock options as of June 30, 1997.



(2) Excludes the effect on stockholders' equity that will occur both upon the issuance and upon the final settlement of the Company's Threshold Appreciation Price Securities (approximately $354 million).

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data of the Company for, and as of the end of, each of the periods indicated in the five-year period ended December 31, 1996, have been derived from the audited consolidated financial statements of the Company. The selected consolidated financial data for each of the six months ended June 30, 1996 and 1997, and as of June 30, 1997, have been derived from the unaudited consolidated financial statements of the Company, which reflect, in the opinion of management of the Company, all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the financial data for such periods. The results for such interim periods are not necessarily indicative of the results for the full year. The selected financial data should be read in conjunction with the consolidated financial statements of the Company and the notes thereto which have been incorporated by reference herein.



                                                                                               SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                              JUNE 30,
                           --------------------------------------------------------------   -----------------------
                              1992         1993         1994         1995         1996         1996         1997
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue..............  $1,484,027   $1,980,967   $2,909,024   $3,908,717   $5,222,019   $2,524,407   $3,028,533
Income (loss) from
  continuing
  operations.............  $   25,351   $   55,017   $   63,510   $   32,189   $  (76,790)  $   42,393   $   46,445
Income (loss) from
  discontinued
  operations.............  $    5,858   $   30,808   $   25,902   $ (136,528)  $  (68,698)  $  (68,698)  $  (75,434)
Net income (loss)........  $   31,209   $   85,825   $   89,412   $ (104,339)  $ (145,488)  $  (26,305)  $  (28,989)
Income (loss) per share
  from continuing
  operations(1)..........  $     0.24   $     0.42   $     0.43   $     0.20   $    (0.44)  $     0.25   $     0.25
Income (loss) per share
  from discontinued
  operations(1)..........  $     0.05   $     0.24   $     0.18   $    (0.86)  $    (0.39)  $    (0.40)  $    (0.40)
Net income (loss) per
  share(1)...............  $     0.29   $     0.66   $     0.61   $    (0.66)  $    (0.83)  $    (0.15)  $    (0.15)
Number of shares used in
  net income (loss) per
  share calculations.....     107,460      130,903      146,773      158,109      174,269      171,889      187,192



                                                               DECEMBER 31,
                                      --------------------------------------------------------------    JUNE 30,
                                         1992         1993         1994         1995         1996         1997
                                      ----------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA:
Cash and cash equivalents...........  $   40,249   $   44,852   $  101,101   $   87,581   $  127,397   $  134,162
Working capital.....................     158,634      251,736      180,198      286,166      226,409      277,766
Total assets........................     832,671    1,117,557    1,682,345    1,964,130    2,423,120    2,661,509
Long-term debt, less current
  portion...........................      92,873      177,141      394,811      541,391      715,996      926,524
Total stockholders' equity..........     395,441      491,039      644,918      674,442      837,408      853,061


---------------

(1) Income (loss) per share amounts are computed by dividing income (loss) by the number of common equivalent shares outstanding during the periods presented in accordance with the applicable rules of the Commission. All stock options issued have been considered as outstanding common equivalent shares for all periods presented, even if anti-dilutive, under the treasury stock method. Shares of Common Stock issued in February 1995 upon conversion of the then outstanding convertible preferred stock are assumed to be common equivalent shares for all periods presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The purpose of the following discussion is to facilitate the understanding and assessment of significant changes and trends related to the results of operations and financial condition of the Company, including changes arising from recent acquisitions by the Company, the timing and nature of which have significantly affected the Company's results of operations. This discussion should be read in conjunction with the consolidated financial statements of the Company and the notes thereto incorporated herein by reference. See "-- Recent Developments".


GENERAL


     In February and September of 1996, the Company combined with PPSI and Caremark, respectively. In June of 1997 the Company combined with InPhyNet. These business combinations were accounted for as poolings of interests. The financial information referred to in this discussion reflects the combined operations of these entities and several additional immaterial entities accounted for as poolings of interests.


     The Company is the largest PPM company in the United States. The Company develops, consolidates and manages integrated healthcare delivery systems. Through its network of affiliated group and IPA physicians, the Company provides primary and specialty healthcare services to prepaid enrollees and fee-for-service patients in the United States. The Company also operates independent PBM programs and furnishes disease management services and therapies for patients with certain chronic conditions.

     The Company affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to prepaid payor systems. The Company enhances clinic operations by centralizing administrative functions and introducing management tools such as clinical guidelines, utilization review and outcomes measurement. The Company provides affiliated physicians with access to capital and advanced management information systems. The Company's PPM revenue is derived primarily from the contracts with HMOs that compensate the Company and its affiliated physicians on a prepaid basis. In the prepaid arrangements, the Company typically is paid by the HMO a fixed amount per member ("enrollee") per month ("professional capitation") or a percentage of the premium per member per month ("percent of premium") paid by employer groups and other purchasers of healthcare coverage to the HMOs. In return, the Company is responsible for substantially all of the medical services required by enrollees. In many instances, the Company and its affiliated physicians accept financial responsibility for hospital and ancillary healthcare services in return for payment from HMOs on a capitated or percent of premium basis ("institutional capitation"). In exchange for these payments (collectively, "global capitation"), the Company, through its affiliated physicians, provides the majority of covered healthcare services to enrollees and contracts with hospitals and other healthcare providers for the balance of the covered services. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and increase their patient flow.


     The Company offers medical group practices and independent physicians a range of affiliation models which are described in the notes to the consolidated financial statements of the Company incorporated herein by reference. These affiliations are carried out by the acquisition of PPM entities or practice assets, either for cash or through equity exchange, or by affiliation on a contractual basis. In all instances, the Company enters into long-term practice management agreements with the affiliated physicians that provide for both the management of their practices by the Company and the clinical independence of the physicians.


     The Company also organizes and manages physicians and other healthcare professionals engaged in the delivery of emergency, radiology and teleradiology services, hospital-based primary care and temporary staffing and support services to hospitals, clinics, managed care organizations and physician groups. Under contracts with hospitals and other clients, the Company identifies and recruits physicians and other healthcare professionals for admission to a client's medical staff, monitors the quality of care and proper utilization of services and coordinates the ongoing scheduling of staff physicians who provide clinical coverage in designated areas of care.

     The Company also manages outpatient prescription drug benefit programs for clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. The Company dispenses approximately 43,000 prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a network of national retail pharmacies. The Company is integrating its PBM program with the PPM business by providing PBM services to the affiliated physicians, clinics and HMOs. The Company's disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs that comprise drug therapies, physician support and patient education. The Company currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis.


RESULTS OF OPERATIONS

     Through the Company's network of affiliated group and IPA physicians, the Company provides primary and specialty healthcare services to prepaid enrollees and fee-for-service patients. The Company also fills in excess of 50 million prescriptions on an annual basis through its mail service and retail pharmacies and provides services and therapies to patients with certain chronic conditions, primarily hemophilia and growth disorders. The following table sets forth the earnings summary by service area for the periods indicated:


                                                                                      SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                 JUNE 30,
                                            ------------------------------------   -----------------------
                                               1994         1995         1996         1996         1997
                                            ----------   ----------   ----------   ----------   ----------
                                                                    (IN THOUSANDS)
Physician Services
  Net revenue.............................  $1,323,889   $1,989,068   $2,964,162   $1,424,343   $1,783,634
  Operating income........................      48,577      103,528      158,771       71,480      118,377
  Margin..................................         3.7%         5.2%         5.4%         5.0%         6.6%
Pharmaceutical Services
  Net revenue.............................  $1,097,315   $1,432,250   $1,784,319   $  865,154   $1,001,463
  Operating income........................      46,236       56,022       75,788       33,514       41,249
  Margin..................................         4.2%         3.9%         4.2%         3.9%         4.1%
Specialty Services
  Net revenue.............................  $  487,820   $  487,399   $  473,538   $  234,910   $  243,436
  Operating income........................      75,139       70,762       56,006       29,626       28,314
  Margin..................................        15.4%        14.5%        11.8%        12.6%        11.6%
Corporate Services
  Operating loss..........................  $  (40,079)  $  (30,524)  $  (31,555)  $  (18,248)  $  (12,737)
  Percentage of total net revenue.........        (1.4)%       (0.8)%       (0.6)%       (0.7)%       (0.4)%


  Physician Practice Management Services

     The Company's PPM revenues have increased substantially over the past three years primarily due to growth in prepaid enrollment, existing practice growth and new practice affiliations. Of the total 1996 PPM revenue, $1.7 billion can be attributed to acquisitions (accounted for as either poolings of interests or purchase transactions) made during the year. The Company's PPM operations in the western region of the country function in a predominantly prepaid environment. MedPartners' PPM operations in the other regions of the country are in predominantly fee-for-service environments with limited but increasing managed care penetration. The following table sets forth the breakdown of net revenue for the PPM services area for the periods indicated:


                                                                                              SIX MONTHS
                                                                                                 ENDED
                                                       YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                 ------------------------------------   -----------------------
                                                    1994         1995         1996         1996         1997
                                                 ----------   ----------   ----------   ----------   ----------
                                                                         (IN THOUSANDS)
Prepaid........................................  $  714,112   $1,096,789   $1,593,538   $  649,449   $  928,089
Fee-for-Service................................     585,791      872,653    1,356,084      766,239      845,894
Other..........................................      23,986       19,626       14,540        8,655        9,651
                                                 ----------   ----------   ----------   ----------   ----------
         Total net revenue from PPM service
           area................................  $1,323,889   $1,989,068   $2,964,162   $1,424,343   $1,783,634
                                                 ==========   ==========   ==========   ==========   ==========


     The Company's prepaid revenue reflects the number of HMO enrollees for whom it receives monthly capitation payments. The Company receives professional capitation to provide physician services and institutional capitation to provide hospital care and other non-professional services. The table below reflects the growth in enrollment for professional and global capitation:


                                             AT DECEMBER 31,                AT JUNE 30,
                                     -------------------------------   ---------------------
                                      1994       1995        1996        1996        1997
                                     -------   ---------   ---------   ---------   ---------
Professional enrollees.............  548,821     603,391     983,543     867,753     998,380
Global enrollees (professional and
  institutional)...................  286,034     531,608     719,152     647,452     959,135
                                     -------   ---------   ---------   ---------   ---------
          Total enrollees..........  834,855   1,134,999   1,702,695   1,515,205   1,957,515
                                     =======   =========   =========   =========   =========



     During 1996, prepaid revenues increased 45.3% while prepaid enrollees increased 50%. The reason for this difference relates to the mix of professional capitation enrollment to total enrollment (which includes institutional capitation). Therefore, the higher percentage of professional capitation enrollment accounts for the lower percentage increase in prepaid revenue as compared to the percentage increase in total enrollment. The percentage of professional capitation enrollment to total enrollment was 57.8% at December 31, 1996, compared to 53.2% at December 31, 1995. Revenue per enrollee for professional capitation is substantially lower than for global capitation as discussed below.



     The Company has developed strong relationships with many of the national and regional managed care organizations and has demonstrated its ability to deliver high-quality, cost-effective care. The Company is strategically positioned to capitalize on the industry's continued evolution toward a prepaid environment, specifically by increasing the number of prepaid enrollees and converting existing enrollees from professional to global capitation. These changes have resulted in significant internal growth. During the first six months of 1997, the Company converted approximately 225,000 lives from professional capitation to global capitation.



     The Company has consolidated the majority of its acquisitions into its management infrastructure, eliminating substantial overhead expenses and improving integration of medical, administrative and operational management. The integration of various acquisitions into existing networks has allowed the conversion of thousands of prepaid enrollees from professional capitation to global capitation. This integration has been a significant factor in increasing operating margins in the PPM service area from 3.7% at year end 1994 to 6.6% at June 30, 1997.



     The Company operates the largest hospital-based physician group in the United States with over 2,200 physicians providing services at over 320 sites, primarily hospitals, nationwide. The Company provides emergency medicine, radiology, anesthesiology, primary care and other hospital-based physician services. The Company also provides comprehensive medical services to inmates in various state and local correctional institutions. As of June 30, 1997, the Company had contracts with 45 correctional institutions. The Company provides physicians, nurses and clerical support services for active duty and retired military personnel and their dependents in emergency departments, ambulatory care centers and primary care clinics operated by the Department of Defense. At June 30, 1997, the Company's military medical services were provided under 15 contracts with the Department of Defense.

     In addition to the increased revenues and operational efficiencies realized through acquisition and consolidation, the Company is profiting from synergies produced by the exchange of ideas among physicians and managers across geographical boundaries and varied areas of specialization. The PPM service area, for example, has established medical management committees that meet monthly to discuss implementation of the best medical management techniques to assist the Company's affiliated physicians in delivering the highest quality of care at lower costs in a consistent fashion. The Company is capitalizing on the knowledge of its Western groups, which have significant experience operating in a prepaid environment, to transfer the best practices to other groups in markets with increasing managed care penetration. Through interaction between physicians and managers from various medical groups, significant cost savings continue to be identified at several of the Company's larger affiliated groups.



     The PPM service area has also created a national medical advisory committee, which is developing procedures for the identification, packaging and dissemination of the best clinical practices within the Company's medical groups. The committee also provides the Company's affiliated physicians a forum to discuss innovative ways to improve the delivery of healthcare.


     The Company has also initiated integration efforts between the PPM, PBM and disease management areas. A project is in process to integrate patient care data from several of the Company's affiliated clinics with the PBM's healthcare information system. Through this database, which combines medical and claims data with the prescription information tracked by the PBM area, the Company will have access to the industry's most complete and detailed collection of information on successful treatment patterns. Another synergy arising from integration is the opportunity which the existing PBM infrastructure affords to affiliated physician groups to further expand services by providing pharmacy services ranging from fee-for-service retail claims processing to full drug capitation programs. The Company is also beginning to integrate the disease management area's expertise in an effort to formulate and implement disease management programs for the Company.

  Pharmacy Benefit Management Services


     Pharmaceutical Services revenues continue to exhibit sustained growth reflecting increases in both mail and retail related services. Revenue for the six months ended June 30, 1997 increased 15.8% over the same period in 1996. This growth was due to increased pharmacy transaction volume (6.1%), drug cost inflation, product mix and pricing (9.7%). Key factors contributing to this growth include high customer retention, additional penetration of retained customers and new customer contracts, such as the National Association of Letter Carriers which became effective January 1, 1997. The majority of Pharmaceutical Services revenue is earned on a fee-for-service basis through contracts covering one to three-year periods. Revenues for selected types of services are earned based on a percentage of savings achieved or on a per-enrollee or per-member basis; however, these revenues are not material to total revenues.



     Operating income increased 23.1% in the first six months of 1997 compared to the same period of 1996. Operating margins increased from 3.9% to 4.1% for the six months ended June 30, 1996 and 1997, respectively. Lower margin retail service revenue continues to grow at a faster rate than mail related revenue. However, reductions in operating expenses along with the termination of accounts with unacceptable levels of profitability have offset any impact on operating margins and have contributed to the overall growth in operating income.


     Operating income experienced accelerated growth in 1995 and 1996 while margins fell slightly from 4.2% in 1994 to 3.9% in 1995 but returned to a 4.2% level in 1996. Operating income and margins in 1996 were enhanced by reduced information systems costs achieved through renegotiation of a contract with an outsource service vendor, continued improvements in the acquisition costs of drugs, increased penetration of higher margin value-oriented services and an overall 13% reduction in selling and administrative expenses. Partially offsetting these cost reductions were continued declines in prices to customers.

     Margins in Pharmaceutical Services are also affected by the mix between mail and retail service revenues. Margins on mail-related service revenues currently are higher than those on retail service revenues. Revenues in both mail and retail services continue to grow; although, the growth rate of retail services in 1995 and 1996 was greater than the growth rate of mail services. In 1996, retail service revenues grew to represent nearly 49% of PBM revenues. The Company has little or no influence over certain other factors, including demographics of the population served and plan design, which can affect the mix between mail and retail services. Consequently, margin percentage trends alone are not a sufficient indication of progress. The Company's pricing and underwriting strategies are closely linked to its working capital and asset management strategies and focus on return on investment and overall improvements in return on capital deployed in the business.


     The Company has recently reorganized its sales and corporate accounts management activities into eight geographic and two additional specialty areas. This will enable the Company to improve its account retention, client service and growth initiatives even further as a result of increased accountability and focus. As mentioned under Physician Practice Management Services, the Company is pursuing a number of PPM and PBM integration opportunities.

  Specialty Services


     Specialty services concentrates on providing high quality products and services in the home. Domestically, these services focus on low incidence chronic diseases. Internationally, the Company has established home care businesses in Canada, Germany, the Netherlands, and the United Kingdom. Revenue growth is due primarily to sales of the Company's new multiple sclerosis drug, Copaxone, and other products. Margins for specialty services had been declining slightly as a result of managed care pricing pressures, restructuring of benefit plans by payors and reduced reimbursement for Medicaid and other state agency payors. However, margins have increased slightly from the first quarter of 1997 to the second quarter of 1997. This increase can be attributed to the reduction in operating expenses through increased efficiencies. Cost of service expenses rose due to programs targeted at launching the Company's sale of the drug Copaxone.


  Discontinued Operations


     During 1995, Caremark divested its Caremark Orthopedic Services, Inc. subsidiary as well as its clozaril patient management system, home infusion business and oncology management services business. The Company's consolidated financial statements present the operating income and net assets of these discontinued operations separately from continuing operations. Prior periods have been restated to conform with this presentation. Discontinued operations for 1995 reflect the net after-tax gain on the disposal of the clozaril patient management system, the home infusion business and a $154.8 million after-tax charge for the settlement discussed in the notes to the audited consolidated financial statements incorporated herein by reference related to the OIG investigation. Discontinued operations for 1996 reflects a $67.9 million after-tax charge related to settlements with private payors discussed in the notes to the audited consolidated financial statements incorporated herein by reference and an after-tax gain on disposition of the nephrology services business, net of disposal costs, of $2.5 million. During the second quarter of 1997, the Company settled a dispute with Coram Health Corporation arising from Caremark's sale of its home infusion therapy business to Coram, also discussed in Note 4 of the unaudited financial statements included in the Company's Quarterly Report for the quarter ended June 30, 1997, incorporated herein by reference. In accordance with APB 30, which addresses the reporting for disposition of business segments, the Company's consolidated financial statements present the operating income of these discontinued operations separately from continuing operations.



  Results of Operations -- Six Months Ended June 30, 1997 and 1996



     For the six months ended June 30, 1997, net revenue was $3,028.5 million, compared to $2,524.4 million for the same period in 1996, an increase of 20.0%. The increase in net revenue primarily resulted form affiliations with new physician practices and the increase in pharmaceutical services net revenue, which accounted for $109.0 million and $136.3 million of the increase in net revenue, respectively. Additional increases resulted from the shift of enrollees from professional only to global capitation (approximately 225,000 enrollees shifted in the six months ended June 30, 1997). The majority of the remainder of the increase in PPM net revenue can be attributed to growth in existing physician practices.

     Income from continuing operations, excluding merger expenses, for the physician services and pharmaceutical services areas grew for the six months ended June 30, 1997, as compared to the same period of 1996, 65.6% and 23.1%, respectively. The increase in the physician services area is the result of higher net revenue and increases in operating margins resulting from the spreading of fixed overhead expenses over a larger revenue base and continued integration of operations. The pharmaceutical services area's increase in operating income was primarily due to reductions in operating expenses, more efficient use of system resources and higher net revenue. Operating income and margins declined in the corresponding periods for the specialty services area as a result of continued pricing pressures for certain products.



     Included in pre-tax loss for the six months ended June 30, 1997 and 1996 were merger expenses totaling $59.4 and $34.7 million. The major components of the $59.4 million, $50 million of which relates to the business combination with InPhyNet, are listed in Note 5 of the unaudited consolidated financial statements included in the Company's Quarterly Report for the quarter ended June 30, 1997, incorporated herein by reference. The $34.7 million relates primarily to the business combination with Pacific Physician Services, Inc. in 1996. Also included in the pre-tax loss for the six months ended June 30, 1997 were other non-recurring charges from discontinued operations of $75.4 million, which are discussed in Note 4 of the unaudited consolidated financial statements included in the Company's Quarterly Report for the quarter ended June 30, 1997, incorporated herein by reference.


  Results of Operations for the Years Ended December 31, 1996 and 1995


     For the year ended December 31, 1996, net revenue was $5,222.0 million, compared to $3,908.7 million for 1995, an increase of 33.6%. The increase in net revenue resulted primarily from affiliations with new physician practices and the increase in PBM net revenue, which accounted for $339.9 million and $352.1 million of the increase in net revenue, respectively. The most significant physician practice acquisition during this period was the CIGNA Medical Group which was acquired in January 1996. This acquisition accounted for 92% of the new practice revenue. The increase in PBM net revenue is attributable to pharmaceutical price increases, the addition of new customers, further penetration of existing customers and the sale of new products.



     Operating income for the PPM and PBM services areas increased 53.4% and 35.3%, respectively, for 1996 compared to 1995. This growth was the result of higher net revenues in both areas and increases in operating margins resulting from the spreading of fixed overhead expenses over a larger revenue base and continued integration of operations in the PPM services area. Operating income and margins declined in the corresponding periods for the specialty services area as a result of lower volumes in the hemophilia business and continued pricing pressures for growth hormone products.



     Included in the pre-tax loss for 1996 were merger expenses totaling $308.9 million related to the business combinations with Caremark, PPSI and several other entities, the major components of which are listed in notes to the audited consolidated financial statements incorporated herein by reference.


  Results of Operations for the Years Ended December 31, 1995 and 1994


     Net revenue for the year ended December 31, 1995 was $3,908.7 million, an increase of $999.7 million, or 34.4%, over the year ended December 31, 1994. The increase in net revenue resulted primarily from affiliation with new physician practices and the increase in PBM net revenue, which accounted for $240.1 million, and $334.9 million of the increase in net revenue, respectively. Additional increases resulted from an increase in prepaid enrollees at existing affiliated physician practices. The most significant physician practice acquisition affecting this period was the Friendly Hills Healthcare Network which was acquired in May 1995. This acquisition accounted for 53% of the new practice revenue. The increase in PBM net revenue resulted from increases in covered lives due to new customer contracts and greater penetration of existing customers.



     Operating income grew 113.1% and 21.2% for 1995, compared to 1994, for the PPM and PBM service areas, respectively. This growth is the result of higher net revenues in both areas. The PPM service area also had a significant increase in operating margin, from 3.7% in 1994 to 5.2% in 1995, which resulted from the leveraging of fixed overhead expenses over a substantially larger revenue base, integration of operations and the impact of the varying margins of new physician practice affiliations. Operating income and margins declined in the corresponding periods for the specialty services areas as a result of pricing pressures for growth hormone products.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     The future operating results and financial condition of the Company are dependent on the Company's ability to market its services profitably, successfully increase market share and manage expense growth relative to revenue growth. The future operating results and financial condition of the Company may be affected by a number of additional factors, including: the Company's growth strategy, which involves the ability to raise the capital required to support growth, competition for expansion opportunities, integration risks and dependence on HMO enrollee growth; efforts to control healthcare costs; exposure to professional liability; and pharmacy licensing, healthcare reform and government regulation. Changes in one or more of these factors could have a material adverse effect on the future operating results and financial condition of the Company.

     The Company completed the acquisition of Caremark in September 1996. There are various Caremark legal matters which, if materially adversely determined, could have a material adverse effect on the Company's operating results and financial condition.

LIQUIDITY AND CAPITAL RESOURCES


     As of June 30, 1997, and December 31, 1996, the Company had working capital of $277.8 and $226.4 million, respectively, including cash and cash equivalents of $134.2 and $127.4 million, respectively. For the six-month period ended June 30, 1997, cash flow from continuing operations was $101.2 million. Cash flow from continuing operations for the fiscal years ended December 31, 1996, 1995 and 1994 was $176.5 million, $147.0 million and $52.4 million, respectively.



     For the six-month period ended June 30, 1997 and the fiscal year ended December 31, 1996, respectively, the Company invested $150.5 and $160.5 million, respectively, in acquisitions of the assets of physician practices and $37.4 and $126.9 million, respectively, in property and equipment. These expenditures were funded by approximately $39.5 and $271.9 million, respectively, derived from equity proceeds and $149.4 and $124.4 million, respectively, in net incremental borrowings. For the six months ended June 30, 1996 the Company invested $104.3 million in acquisitions of the assets of physician practices and $72.1 million in property and equipment. These expenditures were funded by a portion of the $224.1 million derived from a stock offering in March 1996. For the year ended December 31, 1995, the Company invested $212.1 million in acquisitions of the assets of physician practices and $128.4 million in property and equipment. These expenditures were funded by approximately $100.4 million derived from equity proceeds and $69.5 million in net incremental borrowings. For the year ended December 31, 1994, the Company's investing activities totaled $261.0 million, which was composed primarily of $134.7 million related to practice acquisitions and $106.2 million related to the purchase of property and equipment. These expenditures were funded by $150.1 million derived from equity proceeds and $225.0 million in net incremental borrowings. Investments in acquisitions and property and equipment are anticipated to continue to be substantial uses of funds in future periods.



     The Company entered into the $1 billion Credit Facility, which became effective simultaneously with the closing of the Caremark acquisition, on September 5, 1996, replacing its then existing credit facility. At the Company's option, pricing on the Credit Facility is based on either a debt to cash flow test or the Company's senior debt ratings. No principal is due on the facility until its maturity date of September 2001. As of June 30, 1997, there was $383.0 million outstanding under the facility. The Credit Facility contains affirmative and negative covenants which include requirements that the Company maintain certain financial ratios (including minimum net worth, minimum fixed charge coverage ratio and maximum indebtedness to cash flow), and establishes certain restrictions on investments, mergers and sales of assets. Additionally, the Company is required to obtain bank consent for acquisitions with an aggregate purchase price in excess of $75 million and for which more than half of the consideration is to be paid in cash. The Credit Facility is unsecured but provides a negative pledge on substantially all assets of the Company. As of June 30, 1997, the Company was in compliance with the covenants in the Credit Facility.


     Effective October 8, 1996, the Company completed a $450 million senior note offering. These ten-year notes carry a coupon rate of 7 3/8%. The notes are not redeemable by the Company prior to maturity and are not entitled to the benefit of any mandatory sinking fund. The notes are general unsecured obligations of the Company ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all existing and future unsubordinated and unsecured obligations of the Company. The notes are effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. The notes are rated BBB/Baa3 by Standard & Poors and Moody's Investor Services, respectively. The Company is the only physician practice management company to earn an investment grade debt rating. Net proceeds from the offering were used to reduce amounts under the Credit Facility.


     In connection with the offerings of the Threshold Appreciation Price Securities and the Notes, Standard & Poors affirmed its BBB corporate credit rating on the Company and on the Company's 7 3/8% Senior Notes due 2006 and assigned a rating of BBB-r to the Threshold Appreciation Price Securities, a rating of BBB- to the Notes and a rating of BBB to the Company's Credit Facility. In connection with the issuance of its ratings, Standard & Poors revised its outlook for the Company to negative from stable. Standard & Poors stated that its revised outlook reflects the challenges of controlling and further growing the Company, the Company's susceptibility to reimbursement changes and increases in medical need and cost and increasing competition. Also in connection with the offerings of the Threshold Appreciation Price Securities and the Notes, Moody's Investors Service confirmed its Baa3 rating on the Company's unsecured senior notes and assigned a Baa3 rating to the Company's Credit Facility, a Baa2 rating to the Threshold Appreciation Price Securities and a Ba2 rating to the Notes. A security rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time by the assigning rating organization and should be evaluated independently of any other rating.


     On October 30, 1996, the Company completed its tender offer for Caremark's $100 million 6 7/8% notes due August 15, 2003. Of the $100 million principal amount of such notes outstanding, $99.9 million principal amount were tendered and purchased. The total consideration for each $1,000 principal amount of outstanding notes tendered was $1,017.72.


     The Company's growth strategy requires substantial capital for the acquisition of PPM businesses and assets of physician practices, and for their effective integration, operation and expansion. Affiliated physician practices may also require capital for renovation, expansion and additional medical equipment and technology. The Company believes that its existing cash resources, the use of the Company's Common Stock for selected practice and other acquisitions, the issuances of the Threshold Appreciation Price Securities and the Notes and available borrowings under the $1.0 billion Credit Facility or any successor credit facility, will be sufficient to meet the Company's anticipated acquisition, expansion and working capital needs for the next twelve months. The Company expects from time to time to raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market allows in order to meet the capital needs of the Company. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing networks can be obtained. Any of such financings could result in increased interest and amortization expense, decreased income to fund future expansion and dilution of existing equity positions.



RECENT DEVELOPMENTS



     On August 20, 1997, the Company commenced a cash tender offer to purchase all of the issued and outstanding common stock, par value $.01 per share, of Talbert at a price of $63.00 net per share, in cash, or an aggregate acquisition price of approximately $200 million. Talbert is a physician practice management company representing 282 primary and specialty care physicians and operating 52 clinics in five southwestern states. The Talbert acquisition will be accounted for as a purchase transaction, and is subject to the normal conditions for a transaction of this kind, including the tender of a minimum number of shares of Talbert common stock and compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976.



     On July 1, 1997, the Company announced that a settlement had been reached in the Coram litigation pursuant to which Caremark will return for cancellation all of the securities issued by Coram in connection with its acquisition of Caremark's home infusion therapy business and will pay to Coram $45 million in cash on or before September 1, 1997. The settlement agreement also provides for the termination and resolution of all disputes and issues between the parties and for the exchange of mutual releases. The Company recognized an after-tax charge of $75.4 million during the second quarter of 1997 related to this settlement. See "Business -- Legal Proceedings".


     In June 1997, the Company acquired InPhyNet, a publicly traded PPM company based in Fort Lauderdale, Florida and specializing in HBP operations and correctional care in exchange for approximately 19.3 million shares of the Company's Common Stock having a total value of approximately $413 million, creating the largest HBP group in the United States with over 2,200 physicians.

     In June 1997, the Company also acquired Fischer Mangold, a California-based contract management group providing administrative management and physician staffing to 28 hospital clients in 11 states. This acquisition is being accounted for as a pooling of interests.


     In May 1997, the Company acquired the business assets and assumed the liabilities of most of the operations of APMC, a PPM Company and affiliate of Aetna Inc. based in Glastonbury, Connecticut. For accounting purposes, this acquisition is being treated as an asset purchase. As a part of this acquisition, the Company entered into a 10-year Master Network Agreement with Aetna U.S. Healthcare, pursuant to which the members of the Company's networks of affiliated physicians will be authorized providers for many of the 14 million members of Aetna U.S. Healthcare's health plan.

QUARTERLY RESULTS (UNAUDITED)



     The following tables set forth certain unaudited quarterly financial data for 1995, 1996 and the first two quarters of 1997. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited information and includes all adjustments (consisting of normal recurring items) necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.


                                                                QUARTER ENDED
                        ----------------------------------------------------------------------------------------------
                        MARCH 31,   JUNE 30,    SEPTEMBER 30,   DECEMBER 31,   MARCH 31,     JUNE 30,    SEPTEMBER 30,
                          1995        1995          1995            1995          1996         1996          1996
                        ---------   ---------   -------------   ------------   ----------   ----------   -------------
                                                                (IN THOUSANDS)
Net revenue...........  $876,747    $ 961,290    $1,016,228     $ 1,054,452    $1,237,715   $1,286,692    $1,313,019
Operating expenses....   836,052      915,796       963,265         993,816     1,181,064    1,226,971     1,246,846
  Net interest
    expense...........     6,551        2,549         5,883           4,131         7,030        4,158         5,395
  Merger expenses.....        --        1,051         3,473          64,540        34,448          250       263,000
  Losses on
    investments.......        --           --            --          86,600            --           --            --
  Other, net..........      (406)           5           (27)            236          (107)          51           328
                        --------    ---------    ----------     -----------    ----------   ----------    ----------
Income (loss) from
  continuing
  operations before
  income taxes........    34,550       41,889        43,634         (94,871)       15,280       55,262      (202,550)
  Income tax expense
    (benefit).........    12,876       15,729        17,644         (53,236)        8,878       19,271       (53,423)
                        --------    ---------    ----------     -----------    ----------   ----------    ----------
Income (loss) from
  continuing
  operations..........    21,674       26,160        25,990         (41,635)        6,402       35,991      (149,127)
Discontinued
  operations:
  Income (loss) from
    discontinued
    operations........    (2,605)    (144,011)       (5,791)        (15,935)      (71,221)          --            --
  Net gains (losses)
    on sales of
    discontinued
    operations........    10,895       (3,810)           --          24,729         2,523           --            --
                        --------    ---------    ----------     -----------    ----------   ----------    ----------
Income (loss) from
  discontinued
  operations..........     8,290     (147,821)       (5,791)          8,794       (68,698)          --            --
                        --------    ---------    ----------     -----------    ----------   ----------    ----------
      Net income
        (loss)........  $ 29,964    $(121,661)   $   20,199     $   (32,841)   $  (62,296)  $   35,991    $ (149,127)
                        ========    =========    ==========     ===========    ==========   ==========    ==========

                                    QUARTER ENDED
                        --------------------------------------
                        DECEMBER 31,   MARCH 31,     JUNE 30,
                            1996          1997         1997
                        ------------   ----------   ----------
                                     (IN THOUSANDS)
Net revenue...........   $1,384,593    $1,467,933   $1,560,600
Operating expenses....    1,308,128     1,386,301    1,467,029
  Net interest
    expense...........        8,132         9,781       12,549
  Merger expenses.....       11,247            --       59,434
  Losses on
    investments.......           --            --           --
  Other, net..........       (1,347)           --           --
                         ----------    ----------   ----------
Income (loss) from
  continuing
  operations before
  income taxes........       58,433        71,851       21,588
  Income tax expense
    (benefit).........       28,489        27,454       19,540
                         ----------    ----------   ----------
Income (loss) from
  continuing
  operations..........       29,944        44,397        2,048
Discontinued
  operations:
  Income (loss) from
    discontinued
    operations........           --            --      (75,434)
  Net gains (losses)
    on sales of
    discontinued
    operations........           --            --           --
                         ----------    ----------   ----------
Income (loss) from
  discontinued
  operations..........           --            --      (75,434)
                         ----------    ----------   ----------
      Net income
        (loss)........   $   29,944    $   44,397   $  (73,386)
                         ==========    ==========   ==========



     The Company's historical unaudited quarterly financial data have been restated to include the results of all businesses acquired prior to June 30, 1997 that were accounted for as poolings of interests (collectively, the "Mergers"). The Company's Quarterly Reports on Form 10-Q set forth below were filed prior to the Mergers and thus, differ from the amounts for the quarters included herein. The differences caused solely by the operation of the merged companies are summarized as follows:



                                                                        QUARTER ENDED
                           -------------------------------------------------------------------------------------------------------
                               MARCH 31, 1996             JUNE 30, 1996           SEPTEMBER 30, 1996           MARCH 31, 1997
                           -----------------------   -----------------------   ------------------------   ------------------------
                           FORM 10-Q   AS RESTATED   FORM 10-Q   AS RESTATED   FORM 10-Q    AS RESTATED   FORM 10-Q    AS RESTATED
                           ---------   -----------   ---------   -----------   ----------   -----------   ----------   -----------
                                                                       (IN THOUSANDS)
Net revenue..............  $332,549    $1,237,715    $360,398    $1,286,692    $1,182,015   $1,313,019    $1,332,271   $1,467,933
Income (loss) from
  continuing operations
  before income taxes....   (21,435)       15,280      16,153        55,262      (207,168)    (202,550)       65,411       71,851
Income tax expense
  (benefit)..............    (5,935)        8,878       6,129        19,271       (55,634)     (53,423)       24,925       27,454
Loss from discontinued
  operations.............        --       (68,698)         --            --            --           --            --           --
Net income (loss)........  $(15,500)   $  (62,296)   $ 10,024    $   35,991    $ (151,534)  $ (149,127)   $   40,486   $   44,397

                                    BUSINESS

GENERAL


     The Company is the largest PPM company in the United States, based on revenues. The Company develops, consolidates and manages comprehensive integrated healthcare delivery systems, consisting of primary care and specialty physicians, as well as the nation's largest group of physicians engaged in the delivery of emergency medicine and other hospital-based services. MedPartners provides services to prepaid managed care enrollees and fee-for-service patients in 37 states through its network of approximately 13,128 physicians. The Company also operates one of the nation's largest independent pharmacy benefit management ("PBM") programs and provides disease management services and therapies for patients with certain chronic conditions. As of June 30, 1997, the Company operated its PBM program in all 50 states.


     The Company affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to managed care payor systems. The Company enhances clinic operations by centralizing administrative functions and introducing management tools, such as clinical guidelines, utilization review and outcomes measurement. The Company provides affiliated physicians with access to capital and to advanced management information systems. In addition, the Company contracts with health maintenance organizations and other third-party payors that compensate the Company and its affiliated physicians on a prepaid basis (collectively "HMOs"), hospitals and outside providers on behalf of its affiliated physicians. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and to increase their patient flow.

     The Company offers medical group practices and independent physicians a range of affiliation models. These affiliations are carried out by the acquisition of PPM entities or practice assets, either for cash or through an equity exchange, or by affiliation on a contractual basis. In all instances, the Company enters into long-term practice management agreements that provide for the management of the affiliated physicians by the Company while assuring the clinical independence of the physicians.

     The Company's PPM revenue is derived from contracts with HMOs that compensate the Company and its affiliated physicians on a prepaid basis and from the provision of fee-for-service medical services. In the prepaid arrangements, the Company, through its affiliated physicians, typically is paid by the HMO a fixed amount per member ("enrollee") per month ("professional capitation") or a percentage of the premium per member per month ("percent of premium") paid by employer groups and other purchasers of healthcare coverage to the HMOs. In return, the Company, through its affiliated physicians, is responsible for substantially all of the medical services required by enrollees. In many instances, the Company and its affiliated physicians accept financial responsibility for hospital and ancillary healthcare services in return for payment from HMOs on a capitated or percent of premium basis ("institutional capitation"). In exchange for these payments (collectively, "global capitation"), the Company, through its affiliated physicians, provides the majority of covered healthcare services to enrollees and contracts with hospitals and other healthcare providers for the balance of the covered services. In March 1996, the DOC issued the Restricted License to Pioneer Network, in accordance with the requirements of the Knox-Keene Act which authorizes Pioneer Network to operate as a healthcare service plan in the state of California. The Company intends to utilize the Restricted License for a broad range of healthcare services. See "-- Government Regulation".


     The Company operates the largest HBP group in the country with over 2,200 physicians providing services at over 320 sites, primarily hospitals, nationwide. The Company provides emergency medicine, radiology, anesthesiology, primary care and other hospital-based physician services. The Company also provides comprehensive medical services to inmates in various state and local correctional institutions. As of June 30, 1997, the Company had contracts with 45 correctional institutions providing healthcare services to approximately 44,000 inmates at 65 sites. The Company provides physicians, nurses and clerical support services for active duty and retired military personnel and their dependents in emergency departments, ambulatory care centers and primary care clinics operated by the Department of Defense. At June 30, 1997, the Company's military medical services were provided under 15 contracts with the Department of Defense.

     The Company manages outpatient prescription drug benefit programs for clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. The Company dispenses 43,000 prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a national network of retail pharmacies. The Company is in the process of integrating the PBM program with the PPM business by providing pharmaceutical services to affiliated physicians, clinics and HMOs. The Company's disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs comprising drug therapy, physician support and patient education. The Company currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis.


ACQUISITION PROGRAM

     The Company's strategy is to develop locally prominent, integrated healthcare delivery networks that provide high quality, cost-effective healthcare in selected geographic markets. The Company implements this strategy through growth in its existing markets, expansion into new markets through acquisitions and affiliations and through the implementation of comprehensive healthcare solutions for patients, physicians and payors. In connection with pursuing its strategy, the Company creates strategic alliances with hospital partners and HMOs. As an integral element of these alliances, the Company utilizes sophisticated information systems to improve the operational efficiency of, and reduce the costs associated with, operating the Company's network and the practices of the affiliated physicians. The Company's principal methods of expansion are acquisitions of PPM businesses and affiliations with physician and medical groups.

     In November 1995, MedPartners acquired MME in exchange for 13.5 million shares of Common Stock having a total value of approximately $413 million. The acquisition of MME was accounted for as a pooling-of-interests. MME was a significant factor in the Southern California managed care market and provided MedPartners with its first steps towards global capitations.

     In February 1996, the Company acquired PPSI, a publicly traded PPM company based in Redlands, California, in exchange for approximately 11.0 million shares of Common Stock having a total value of approximately $342 million. The acquisition of PPSI was accounted for as a pooling of interests. PPSI, through its previously acquired subsidiary Team Health, established MedPartners in the HBP and hospital contract management industry.

     In September 1996, the Company acquired Caremark International Inc., a publicly traded PPM and PBM company based in Northbrook, Illinois, in exchange for approximately 90.5 million shares of Common Stock having a total value of approximately $1.8 billion (the "Caremark Acquisition"), creating the largest PPM company in the United States and providing MedPartners with its initial PBM operations. The Caremark Acquisition was accounted for as a pooling of interests.

     In May 1997, the Company acquired the business assets and assumed the liabilities of most of the operations of APMC, a PPM company and affiliate of Aetna Inc. based in Glastonbury, Connecticut. For accounting purposes, this acquisition is being treated as an asset purchase. As a part of this acquisition, the Company entered into a 10-year nationwide master network agreement with Aetna U.S. Healthcare, pursuant to which the members of the Company's networks of affiliated physicians will be authorized providers for many of the 14 million members of Aetna U.S. Healthcare's health plan.


     In June 1997, the Company acquired InPhyNet, a publicly traded PPM company based in Fort Lauderdale, Florida and specializing in HBP operations and correctional care, in exchange for approximately 19.3 million shares of Common Stock having a total value of approximately $413 million, creating the largest HBP group in the United States. The acquisition of InPhyNet was accounted for as a pooling of interests.



     In August 1997, the Company commenced a cash tender offer to purchase all of the common stock of Talbert at an aggregate acquisition price of approximately $200 million. Talbert is a physician practice management company representing 282 primary and specialty care physicians and operating 52 clinics in five southwestern states. The Talbert acquisition will be accounted for as a purchase transaction.


     The Company's successful pursuit of new growth opportunities will depend on many factors including, among others, the Company's ability to identify suitable targets and to integrate its acquired practices and businesses. The Company's efforts in this regard could be adversely affected by competition from other PPM businesses and companies as well as hospital management companies, hospitals and insurers who are also expanding into the PPM market. The Company's rapid consolidation makes integration a significant challenge. The dedication of management resources to integration may detract attention from the day-to-day operations of the Company. There can be no assurance that the Company will be able to continue its growth or successfully integrate its acquisitions. Such failures could have a material adverse effect on the operating results and financial condition of the Company.

     The Company's major acquisitions since January 1995 have been structured as poolings of interests. As a result, the Company's operating income has been reduced by the related merger expenses resulting in a net loss for the year ended December 31, 1996. Such merger expenses as well as integration costs may result in future losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".


     Through December 31, 1994, the Company had affiliated with 190 physicians (without giving effect to physicians who became affiliated with the Company pursuant to acquisitions that were accounted for as poolings of interests). The Company is currently affiliated with approximately 13,128 physicians.


INDUSTRY

     The Health Care Financing Administration ("HCFA") estimates that national healthcare spending in 1995 was in excess of $1 trillion, with physicians controlling more than 80 percent of the overall expenditures. The American Medical Association reports that approximately 613,000 physicians are actively involved in patient care in the United States, with a growing number participating in multi-specialty or single-specialty groups. Expenditures directly attributable to physicians are estimated at $246 billion.

     Concerns over the cost of healthcare have resulted in the rapid growth of managed care in the past several years. As markets evolve from traditional fee-for-service medicine to managed care, HMOs and healthcare providers confront market pressures to provide high quality healthcare in a cost-effective manner. Employer groups have begun to bargain collectively in an effort to reduce premiums and to bring about greater accountability of HMOs and providers with respect to accessibility, choice of provider, quality of care and other matters that are fundamental to consumer satisfaction. The increasing focus on cost-containment has placed small to mid-sized physician groups and solo practices at a disadvantage. They typically have higher operating costs and little purchasing power with suppliers, they often lack the capital to purchase new technologies that can improve quality and reduce costs and they do not have the cost accounting and quality management systems necessary for entry into sophisticated risk-sharing contracts with payors.

     Industry experts expect that the healthcare delivery system may evolve to the point where the primary care physician manages and directs healthcare expenditures. Consequently, primary care physicians have increasingly become the conduit for the delivery of medical care by acting as "case managers" and directing referrals to certain specialists, hospitals, alternate-site facilities and diagnostic facilities. By contracting directly with payors, organizations such as the Company that control primary care physicians are able to reduce the administrative overhead expenses incurred by HMOs and insurers and thereby reduce the cost of delivering medical services.

     As HMO enrollment and physician membership in group medical practices have continued to increase, healthcare providers have sought to reorganize themselves into healthcare delivery systems that are better suited to the managed care environment. Physician groups and IPAs are joining with hospitals, pharmacies and other institutional providers in various arrangements to create vertically integrated delivery systems that provide medical and hospital services ranging from community-based primary medical care to specialized inpatient services. These healthcare delivery systems contract with HMOs to provide hospital and medical services to enrollees pursuant to full risk contracts. Under these contracts, providers assume the obligation to provide both the professional and institutional components of covered healthcare services to the HMO enrollees.

     In order to compete effectively in this evolving environment, the Company believes many physicians are concluding that they must obtain control over the delivery and financial impact of a broader range of healthcare services through global capitation. To this end, groups of independent physicians and medium to large medical groups are taking steps to assume the responsibility and the risk associated with healthcare services that they do not provide, such as hospitalization and pharmacy services. Physicians are increasingly abandoning traditional private practice in favor of affiliations with larger organizations such as the Company that offer skilled and innovative management, sophisticated information systems and significant capital resources. Many payors and their intermediaries, including governmental entities and HMOs, are also looking to outside providers of physician and pharmacy services to develop and maintain quality outcomes, management programs and patient care data. In addition, such payors and their intermediaries look to share the risk of providing healthcare services through capitation arrangements that fix payments for patient care at a specified amount over a specified period of time. Medical groups and independent physicians seem to be concluding that while the acceptance of greater responsibility and risk affords the opportunity to retain and enhance market share and to operate at a higher level of profitability, the acceptance of global capitation carries with it significant requirements for enhanced infrastructure, information systems, capital, network resources and financial and medical management. As a result, physicians are turning to organizations such as the Company to provide the resources necessary to function effectively in a managed care environment.

STRATEGY

     The Company's strategy is to develop locally prominent, integrated healthcare delivery networks that provide high quality, cost-effective healthcare in selected geographic markets. The key elements of this strategy are as follows:

          Expansion of Existing Markets. The Company's principal strategy for expanding its existing markets is through the acquisition of, or affiliation with, physicians and medical groups within those markets. The Company seeks to acquire or otherwise affiliate with physician groups, IPAs and other providers that have significant market share in their local markets and have established reputations for providing quality medical care. The Company also develops multi-specialty physician networks that are designed to meet the specific medical needs of a targeted geographic market. The Company seeks to further enhance its existing market share by increasing enrollment and fee-for-service business and by moving to global capitation where possible in its existing affiliated practices and IPAs. The Company anticipates further internal growth by expanding more of its payor contracts to global capitation through Pioneer Network and otherwise. Moreover, the Company believes that increasing marketing activities, enhancing patient service and improving the accessibility of care will also increase the Company's market share.


          Expansion into New Markets. The Company expands into new markets through the acquisition of or affiliation with other PPM entities and medical groups. The Company believes that the acquisition of MME was the first major consolidation in the industry. That acquisition was followed by the merger with PPSI, Caremark and, most recently, the acquisitions of InPhyNet, Fischer Mangold and APMC and the recently announced cash tender offer for Talbert. As a result of the consolidation of physician practices and the entry of other PPM companies into the market, the Company's management has determined that it is important for the Company to continue its rate of expansion through acquisitions and mergers. The Company believes that by concentrating on larger acquisitions and by continuing to expand its core of physician groups and IPAs, as well as its affiliations with hospitals, it will create vertically integrated healthcare delivery systems that enhance its competitive position. The Company continually reviews potential acquisitions and physician affiliations and is currently in preliminary negotiations with various candidates.


          Movement to Global Capitation. The Company, which has been providing healthcare services for capitated payments (through its predecessors) since the mid-1970's, possesses significant experience and expertise in the managed care business. The Company intends to leverage this experience and the managed care systems developed in its western operations in all of its markets as it continues to develop its comprehensive integrated healthcare delivery system. The Company has capitated agreements with over 84 payors and intends to pursue a strategy toward the implementation of global capitation in all of its markets. This will be accomplished through the conversion of fee-for-service arrangements to capitation, the conversion of professional capitation to global capitation, where practicable, and the entry into new capitation arrangements with payors. In this connection, the Company has a national network agreement with Aetna, Inc. and is pursuing the establishment of national and regional capitated provider agreements with other payors. The Company has also embarked on a program called "best clinical practices" pursuant to which it will help its affiliated physician develop the most cost efficient protocols that provide the most favorable patient outcomes and will make them available to all of its affiliated practices.


          Integration of PPM and PBM Services. The Company believes that there is significant opportunity for growth through the integration of the PBM program and the PPM business. The Company expects PBM activity to increase as payors seek to shift the responsibility for pharmacy services to PPM entities and physician groups, and those entities look to prescription benefit managers to control pharmaceutical costs. The Company expects its PBM program to grow as enrollees and fee-for-service patients use the Company's mail-order and retail pharmacy networks. In addition, the Company expects to expand its PBM contracts with managed care organizations to provide capitated pharmaceutical services for its prepaid enrollees.

          Strategic Alliances. The Company believes that strategic alliances with hospitals and health plans improve the delivery of managed healthcare. The Company has entered into arrangements with various hospitals under which a portion of the capitation revenue received from HMOs for institutional care of enrollees assigned to designated Company clinics and IPA physicians is deposited into "subcapitated risk pools" managed by the Company. The Company believes that such arrangements can be enhanced through the implementation of the Restricted License held by Pioneer Network. Under these arrangements, the hospital is at risk in the event that the costs of institutional care exceed the available funds, and the Company shares in cost savings and revenue enhancements. The Company believes that through these and other similar alliances, providers will devote greater resources to ensuring the wellness of HMO enrollees, to enhancing high-quality and cost-effective care and to retaining and expanding their respective market shares. As a result, it is anticipated that the overall cost of delivering healthcare services will be contained, rendering both the Company and the participating providers more appealing to both HMOs and medical care consumers. The Company and its affiliated physicians have also established relationships with HMOs pursuant to which the Company and the HMOs share proportionately in the risks and rewards of local market factors.

          Sophisticated Information Systems. The Company believes that information technology is critical to the growth of integrated healthcare delivery systems and that the availability of detailed clinical data is fundamental to quality control and cost containment. The Company develops and maintains sophisticated management information systems that collect and analyze clinical and administrative data. These systems allow the Company to control overhead expenses, maximize reimbursement and provide utilization management more effectively. The Company evaluates the administrative and clinical functions of affiliated practices and re-engineers these functions as appropriate in conjunction with the implementation of the Company's management information systems to maximize the benefits of those systems.

          The Company also utilizes a sophisticated database to provide pharmaceutical-related information to participating physicians, payors, affiliated physician practices and other specialty service entities. The database is designed to provide an effective method for distributing and administering drugs and drug therapies.

          Increased Operational Efficiencies and Cost Reductions. The Company is seeking to increase its operating efficiency through expansion of its market area and number of HMO enrollees, increased specialization, development of additional in-house services and increased emphasis on outpatient care. The Company is also refining its utilization management programs that deliver information used by participating physicians to monitor and improve their practice patterns. The Company's physician networks attempt to achieve economies of scale through centralizing billing, scheduling, information management and other functions.

OPERATIONS


     Prior to the acquisition of MME in November 1995, the Company concentrated its PPM development efforts in the southeastern United States, affiliating primarily with physician groups that practiced on a fee-for-service basis. The Company acquired additional business models specifically designed to operate efficiently in the capitated environment with the acquisition of the MME, PPSI, Caremark and InPhyNet organizations. These business models, which are replicable and flexible, allow the Company to take advantage of the full range of market opportunities in the PPM industry and enable the Company to build integrated physician networks attractive to payors of all types. The Company currently has networks under development in 37 states.


     To meet payor demand for price competitive, quality services, the Company utilizes a market-based approach that incorporates primary care and specialty physicians into a network of providers serving a targeted geographic area. The Company engages in research and market analysis to determine the best network configuration for a particular market. Primary care includes family practice, internal medicine, pediatrics and obstetrics/gynecology. Key specialties include orthopedics, cardiology, oncology, radiology, neurosciences, urology, surgery, ophthalmology and ear, nose and throat. At certain locations, affiliated physicians and support personnel operate centers for diagnostic imaging, urgent care, cancer management, mental health treatment and health education. Network physicians also treat fee-for-service patients on a per-occurrence basis. After-hours care is available in several of the Company's clinics. Each network is configured to contain, when complete, the physician services necessary to capture at least a ten percent market share and to provide at least 90 percent of the physician services required by payors. The Company markets its networks to managed care and third-party payors, referring physicians and hospitals.

     Affiliated Physicians. The relationship between the Company and its affiliated physicians is set forth in asset purchase and practice management agreements. Through the asset purchase agreements, the Company acquires the assets utilized in the practices and may also assume certain leases and other contracts of the physician practices. Under the practice management agreements, the Company provides administrative, management and support functions to physician practices as necessary in connection with their respective medical practices. The Company also provides its physician practices with the equipment and facilities necessary for the medical practices, manages practice operations and employs substantially all of the practices' non-physician personnel, except certain allied health professionals, such as nurses and physical therapists.


     The Company consolidates physician practices that have directly entered into contracts with HMOs or that have the right to receive payment directly from HMOs for the provision of medical services in the Company's clinics, because it obtains a controlling financial interest solely by virtue of a long-term practice management agreement with physician practices. The revenue earned by these physician practices represented 30% of PPM revenue (18% of consolidated revenue) during the first six months of 1997. The balance of the Company's PPM revenue (70%) is derived from contracts directly between the Company, or a wholly owned subsidiary, and HMOs. Practice management agreements with physician practices that hold HMO contracts or the right to receive payment directly from HMOs provide three general types of financial arrangements regarding the compensation of the physician-stockholders of those physician practices:



          (i) Physician practices that contributed 7% of PPM revenues (4% of consolidated revenue) during the first six months of 1997 have practice management agreements that provide the physician-stockholders a negotiated fixed dollar amount. The physicians may be eligible to receive a discretionary bonus based on performance criteria and goals. The amount of any such bonus is determined solely by the Company's management and is not directly correlated to clinic revenue or gross profit. To the extent the clinic's net revenue increases or decreases under these practice management agreements, physician compensation will also increase or decrease, pro rata, based on the practices' compensation as a percentage of the clinic's net revenue;

          (ii) Physician practices that contributed 15% of PPM revenue (8% of consolidated revenue) during the first six months of 1997 have practice management agreements that compensate the physician-stockholder on a fee-for-service basis. The respective clinics generally earn revenue on a fee-for-service basis, and physician compensation typically represents between 40 and 70 percent of the clinic's net revenue; or



          (iii) Physician practices that contributed 8% of PPM revenue (5% of consolidated revenue) during the first six months of 1997 provided physician-stockholders with a salary, plus bonus, and a profit-sharing payment of a percentage of the clinic's net income (i.e., contractual revenue less base physician compensation, bonus and clinic expenses).


     Under these various types of agreements, revenue is assigned to the Company by the physician practice. The Company is responsible for the billing and collection of all revenue for services provided at its clinics, as well as for paying all expenses, including physician compensation. The Company is not reimbursed for the clinic expenses, rather it is responsible and at risk for all such expenses. In effect the Company retains any residual from operations of its physician practices (and funds any deficit). No earnings accumulate in its physician practices or are available for the payment of dividends to the physician-stockholders. In addition, the legal owners of its physician practices do not have a substantive capital investment that is at risk and the Company has substantially all of the capital at risk. Based on the terms of the practice management agreement, in almost all cases, there is no economic value attributable to the capital stock of those physician practices.


     The Company's practice management agreements with its physician practices are long-term and provide the Company with unilateral control over its physician practices. The practice management agreements include the following provisions:
(i) the initial term is 20 to 40 years; (ii) renewal provisions call for automatic and successive extension periods; (iii) the physician practices cannot unilaterally terminate their agreements with the Company unless the Company fails to cure a breach of its contractual responsibilities thereunder within 30 days after notification of such breach; (iv) the Company is obligated to maintain a continuing investment of capital; (v) the Company employs the non-physician personnel of its physician practices; and (vi) the Company assumes full responsibility for the operating expenses of the physician practice in return for an assignment of the physician practice's revenue.


     The Company works closely with affiliated physicians in targeting and recruiting additional physicians and in merging sole practices or single specialty practices into the already-affiliated physician practices. The Company seeks to recognize and develop opportunities to provide services throughout a market by positioning its practices so that the entire market is covered geographically. This approach provides patients with convenient medical facilities and services and responds to coverage criteria that are essential to payors.


     IPAs. The Company's networks include approximately 7,700 primary care and specialist IPA physicians serving approximately 378,000 HMO enrollees. An IPA allows individual practitioners to access patients in their respective areas through contracts with HMOs without having to join a group practice or sign exclusive contracts. An IPA also coordinates utilization review and quality assurance programs for its affiliated physicians. Additionally, an IPA offers other benefits to physicians seeking to remain independent, including economies of scale in the marketplace, enhanced risk-sharing arrangements and access to other strategic alliances. The Company identifies IPAs that need access to capitated HMO contracts, and such IPA organizations typically agree to assign their existing HMO contracts to the Company. The Company believes that the expansion of its IPAs will enable it to increase its market share with relatively low risk due to the low incremental investment required to recruit additional physicians.



     HMOs. The Company, through its affiliated physicians, began contracting with HMOs to provide healthcare on a capitated reimbursement basis in 1975 (through predecessors). Under these contracts, which typically are automatically renewed on an annual basis, the Company provides virtually all covered medical services and receives a fixed monthly capitation payment from HMOs for each member who chooses an affiliated physician as his or her primary care physician. The capitation amount may be fixed, based upon a percentage of premium, or adjustable based on the age and/or sex of the HMO enrollee. Contracts for prepaid healthcare with HMOs accounted for approximately 31% of the Company's net revenue for the six months ended June 30, 1997.

     To the extent that enrollees require more care than is anticipated or require supplemental medical care that is not otherwise reimbursed by HMOs or other payors, aggregate capitation payments may be insufficient to cover the costs associated with the treatment of enrollees. Stop-loss coverage is maintained, which mitigates the effect of occasional high utilization of healthcare services. As of June 30, 1997, approximately 2.0 million prepaid HMO enrollees were covered beneficiaries for services in the Company's networks. These patients are covered under either commercial (typically employer-sponsored) or senior (Medicare-funded) HMOs. Higher capitation rates are typically received for senior patients because their medical needs are generally greater. Consequently, the cost of their covered care is higher. As of June 30, 1997, the Company's HMO enrollees comprised approximately 1.6 million commercial enrollees and approximately 164,000 senior (over age 65) enrollees and approximately 211,000 Medicaid and other enrollees. As of June 30, 1997, the Company was receiving institutional capitation payments for approximately 959,000 enrollees. The Company is largely dependent on continued growth in the number of HMO enrollees. This growth may come from the acquisition of other PPM entities, affiliation with additional physicians or increased enrollment in HMO's currently contracting with the Company. There can be no assurance that the Company will be successful in continuing the growth of HMO enrollees.


     Hospitals. The Company operates Pioneer Hospital ("Pioneer Hospital"), a 99-bed acute care hospital located in Artesia, California, U.S. Family Care Medical Center ("USFMC"), a 102-bed acute care hospital in Montclair, California, and Friendly Hills Hospital ("Friendly Hills"), a 274-bed acute care hospital in La Habra, California. Many of the physicians on the professional staff rosters of these hospitals are either employed by an affiliated professional corporation or are under contract with the Company's IPAs. Other physicians that are traditionally hospital-based, such as emergency room physicians, anesthesiologists, pathologists, radiologists and cardiologists provide services through contractual arrangements with the Company. Several of the Company's medical clinics are located sufficiently close to hospitals where these physicians are based to allow enrollees who use the clinics to also use those hospitals. Under the HMO contracts, the Company, through its affiliated medical practices or Knox-Keene licensee, is obligated to pay for inpatient hospitalization and related services. Over 50 percent of Pioneer Hospital's, approximately 85 percent of USFMC's and approximately 87 percent of Friendly Hills' daily censuses are made up of the Company's affiliated medical group enrollees. In April 1997, the Company and Tenet signed a letter of intent pursuant to which the parties intend to form a complete healthcare contracting network in southern California. Under the terms of the proposed agreement, Tenet will acquire Pioneer Hospital. The Company, through its Knox-Keene licensee or affiliated medical groups, has entered into agreements with other hospitals in California for the delivery of hospital services to the remainder of its enrollees. In each instance, the institutional capitation payments received from HMOs are placed at risk for the benefit of the applicable hospital, the Company and its affiliated physicians, to the extent such services have not reached a stop-loss threshold. The Company and these providers split any savings realized if hospital utilization declines due to the success of the Company's programs for early intervention, wellness and outpatient treatment.


     Hospital-Based Physician Operations. The Company's HBP operations organize and manage physicians and other healthcare professionals engaged in the delivery of emergency, radiology and teleradiology services, other hospital-based services and temporary staffing and support services to hospitals, clinics, managed care organizations and physician groups. The Company currently provides HBP services at over 320 sites including hospital emergency and radiology departments in 28 states. Under contracts with hospitals and other clients, the Company's HBP operations identify and recruit physicians and other healthcare professionals for admission to a client's medical staff, monitor the quality of care and proper utilization of services and coordinate the ongoing scheduling of staff physicians who provide clinical coverage in designated areas of care. Hospitals have found it increasingly difficult to recruit, schedule, retain and appropriately compensate hospital-based physician specialists required to operate hospital emergency, radiology and other departments. As a consequence, a large number of hospitals have turned to contract management firms, such as Team Health, as a more cost-effective and reliable alternative to the development of in-house physician staffing.



     Correctional Care. The Company provides comprehensive medical services, including mental health and dental services, to inmates in various state and local correctional institutions. The Company provides primary care physician services directly and typically subcontracts other services with hospitals and medical specialists on either a capitated or discounted fee-for-service basis. At June 30, 1997, the Company had contracts with 45 correctional institutions and managed the healthcare services provided to approximately 44,000 inmates at 65 sites. Under correctional care contracts, the Company is paid monthly on the basis of each correctional institution's average daily inmate population. Typically, the Company is also entitled to additional reimbursement for any healthcare related expenditures incurred above a certain dollar amount of outside medical expenses per inmate per year, as well as reimbursement for the cost of treating inmates in connection with certain extraordinary events.



     Department of Defense. The Company provides physicians, nurse and clerical support services for active duty and retired military personnel and their dependents in emergency departments, ambulatory care centers and primary care clinics operated by the Department of Defense. Under Department of Defense contracts, the Company is generally paid a fixed amount, per patient visit or per hour of service, without regard to the scope of professional services provided. Under per patient fixed fee arrangements, the Company assumes the risk if patient volume is below expectations. At June 30, 1997, the Company's military medical services were provided under 15 contracts with the Department of Defense.



     Pharmaceutical Services. The Company manages outpatient PBM programs throughout the United States for corporations, insurance companies, unions, government employee groups and managed care organizations. Prescription drug benefit management involves the design and administration of programs for reducing the costs and improving the safety, effectiveness and convenience of prescription drugs. The Company has one of the nation's largest independent PBM programs, dispensing 43,000 prescriptions daily from four mail service pharmacies. The Company also manages patients' immediate prescription needs through a national network of retail pharmacies. Under the Company's PBM quality assurance program, the Company maintains rigorous quality assurance and regulatory policies and procedures. A computerized order processing system reviews each prescription order for a variety of potential concerns, including reactions with other drugs known to be prescribed to that patient, reactions with a patient's known allergies, duplication of therapies, appropriateness of dosage and early refill requests that may indicate overutilization or fraud. Each prescription is verified by a licensed pharmacist before shipment. The Company has retained the services of an independent national advisory panel of physician specialists that advises it on the clinical analyses of its intervention strategies and on cost-effective clinical procedures. The Company offers a full range of drug cost and clinical management services, including clinical case management, drug utilization review, formulary management and customized prescription programs for senior citizens. The pharmacy business is subject to heavy government regulation. Any failure to satisfy pharmacy licensing requirements could have a material adverse effect on the operating results and financial condition of the Company.


     Disease Management. The Company delivers comprehensive long-term support for high-cost, chronic illnesses in an effort to improve outcomes for patients and to lower costs. The Company believes that these programs efficiently provide for a patient's entire healthcare needs. The programs utilize advanced protocols and eliminate unnecessary procedural steps. The Company provides therapies and services to individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis. The Company estimates that there are over 200,000 patients in the United States suffering from these diseases. The Company's disease management services utilize the Company's integrated health data to develop therapies to manage the high cost of treating these patients.

     International. The Company also has operations in several European countries, Canada and Japan.

INFORMATION SYSTEMS

     The Company develops and maintains integrated information systems to support its growth and acquisition plans. The Company's overall information systems design is open, modular and flexible. The Company is implementing a flexible individual patient electronic medical record ("EMR") that is continually updated to complement primary practice management and billing functions. The Company has configured its systems to give affiliated physicians and their staff efficient and rapid access to complex clinical data. The Company's use of the EMR enhances operational efficiencies through automation of many routine clinical functions, as well as the capacity to link "physician-specific" treatment protocols by diagnosis. This allows physicians to have treatments checked against pre-defined protocols at the time of service. The Company also utilizes a sophisticated database to provide pharmaceutical-related information to participating physicians, payors, affiliated physician practices and other specialty service entities. The database is designed to provide a safe and effective method for distributing and administering drugs and drug therapies.

     Effective and efficient access to key clinical patient and pharmaceutical data is critical in obtaining quality outcomes and improving costs as the Company enters into more capitation contracts. The Company utilizes its existing information systems to measure patient care satisfaction and outcomes of care, improve productivity, manage complex reimbursement procedures and integrate information from multiple facilities throughout the care spectrum. These systems allow the Company to analyze clinical and cost data to determine thresholds of profitability under various capitation arrangements.

COMPETITION

     The PPM industry is highly competitive and is subject to continuing changes in the provision of services and the selection and compensation of providers. The Company competes for acquisition, affiliation and other expansion opportunities with national, regional and local PPM companies and other PPM entities including HBP groups and hospital contract management companies. In addition, certain companies, including hospitals and insurers, are expanding their presence in the PPM market. The Company also competes with prescription drug benefit programs, prescription drug claims processors, regional claims processors, providers of disease management services and insurance companies.

GOVERNMENT REGULATION

     General. As a participant in the healthcare industry, the Company's operations and relationships are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels. The Company believes its operations are in material compliance with applicable laws. Nevertheless, because the structure of the relationship with the physician groups is unique, many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation. Thus, there can be no assurance that a review of the Company's or the affiliated physicians' businesses by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or of its affiliated physicians. Nor can there be any assurance that the healthcare regulatory environment will not change so as to restrict the Company's or the affiliated physicians' existing operations or their expansion. Any significant restriction could have a material adverse effect on the operating results and financial condition of the Company.


     Federal Reimbursement, Fraud and Abuse and Referral Laws. Approximately 12 percent of the revenues of the Company's affiliated physician practices are derived from payments made by government-sponsored healthcare programs (principally, medicare and state reimbursement programs). As a result, the Company is subject to the laws and regulations that govern reimbursement under Medicare and Medicaid. Any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of the Company. There are also state and federal civil and criminal statutes imposing substantial penalties (including civil penalties and criminal fines and imprisonment) on healthcare providers that fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. The Company believes it is in material compliance with such laws, but there can be no assurance that the Company's activities will not be challenged or scrutinized by governmental authorities or that any such challenge or scrutiny would not have a material adverse effect on the operating results and financial condition of the Company.


     Certain provisions of the Social Security Act, commonly referred to as the "Anti-Kickback Statute", prohibit the offer, payment, solicitation, or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third-party payor patients. The Anti-Kickback Statute contains provisions prescribing civil and criminal penalties to which individuals or providers who violate such statute may be subjected. The criminal penalties include fines up to $25,000 per violation and imprisonment for five years or more. Additionally, the DHHS has the authority to exclude anyone, including individuals or entities, who has committed any of the prohibited acts from participation in the Medicare and Medicaid programs. If applied to the Company or any of its subsidiaries or affiliated physicians, such exclusion could result in a significant loss of reimbursement for the Company, up to a maximum of the approximately 12 percent of the revenues of the Company's affiliated physician groups, which could have a material adverse effect on the operating results and financial condition of the Company. Although the Company believes that it is not in violation of the Anti-Kickback Statute or similar state statutes, its operations do not fit within any of the existing or proposed federal safe harbors.


     Federal law prohibits, with some exceptions, an entity from filing a claim for reimbursement under the Medicare or Medicaid programs for certain designated services if the entity has a financial relationship with the referring physician. Federal law (the "Medicare Referral Payments Law") also prohibits the solicitation or receipt of remuneration in exchange for, or the offer or payment of remuneration to induce, the referral of Medicare or Medicaid beneficiaries. Significant prohibitions against physician referrals were enacted by the United States Congress in the Omnibus Budget Reconciliation Act of 1993. Subject to certain exemptions, a physician is prohibited from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. The provisions of the Anti-Kickback Statute and the Medicare Referral Payments Law are complex, and the future interpretations of these provisions and their applicability to the Company's operations cannot be predicted or analyzed in such a way as to predict with certainty the effect of such rules and regulations on the Company. Although the Company seeks to arrange its business relationships to comply with these healthcare rules and regulations, its operations do not fit within any of the existing or published proposed federal safe harbors. As a result, there can be no assurance that the Company's present or future operations will not be challenged under such provisions. The Company does not believe it is in violation of the Anti-Kickback Statute of the Medicare Referral Payment law and associated regulations because the revenues which are assigned to the Company pursuant to the management agreements between the Company and its affiliated physician practices represent payments made by the HMO to satisfy claims submitted through the Company on behalf of the affiliated physician for the furnishing of healthcare services by the physician to an individual. The monies retained by the Company do not exceed the aggregate amount due the Company for the reasonable and necessary physician practice management services provided by the Company pursuant to the management agreement between the Company and the affiliated physician or physician practice, i.e., transfer agreement or management services agreement. The Company believes that such payments do not fall within the scope or the intent of such rules and regulations. Further, the Company does not believe it is in violation of the Anti-Kickback Statute and the Medicare Referral Payment Law because the Company does not refer, or influence the referral of, patients or services reimbursed under governmental programs to the physician practices. While the Company believes it is in compliance with such legislation, future regulations and interpretations of existing regulations could require the Company to modify the form of its relationship with physician groups which could have a material adverse effect on the operating results and financial condition of the Company.

     The OIG of the DHHS has promulgated regulatory "safe harbors" under the Medicare Referral Payments Law that describe payment practices between healthcare providers and referral sources that will not be subject to criminal prosecution and that will not provide the basis for exclusion from the Medicare and Medicaid programs. The Company retains healthcare professionals to provide advice and non-medical services to the Company in return for compensation pursuant to employment, consulting or service contracts. The Company also enters into contracts with hospitals under which the Company provides products and administrative services for a fee. Many of the parties with whom the Company contracts refer or are in a position to refer patients to the Company. The breadth of these federal laws, the paucity of court decisions interpreting these laws, the limited nature of regulatory interpretations and the absence of court decisions interpreting the safe harbor regulations have resulted in ambiguous and varying interpretations of these federal laws and regulations. The OIG or the DOJ could seek a determination that the Company's past or current policies and practices regarding contracts and relationships with healthcare providers violate federal law. In such event, no assurance can be given that the Company's interpretation of these laws will prevail, except with respect to those matters that were the subject of the OIG investigation. See
"-- Legal Proceedings". The failure of the Company's interpretation of these laws to prevail could materially adversely affect the operating results and financial condition of the Company.

     Caremark agreed, in its settlement agreement with the OIG and DOJ prior to the Caremark Acquisition, to continue to enforce certain compliance-related oversight procedures. Should the oversight procedures reveal violations of federal law, Caremark would be required to report such violations to the OIG and DOJ. Caremark is therefore subject to increased regulatory scrutiny and, in the event that Caremark commits legal or regulatory violations, it may be subject to an increased risk of sanctions or penalties, including disqualification as a provider of Medicare or Medicaid services which could have a material adverse effect on the operating results and financial condition of the Company.

     State Referral Payment Laws. The Company is also subject to state statutes and regulations that prohibit payments for referral of patients and referrals by physicians to healthcare providers with whom the physicians have a financial relationship. State statutes and regulations generally apply to services reimbursed by both governmental and private payors. Violations of these laws may result in prohibition of payment for services rendered, loss of pharmacy or health provider licenses as well as fines and criminal penalties. State statutes and regulations that may affect the referral of patients to healthcare providers range from statutes and regulations that are substantially the same as the federal laws and the safe harbor regulations to a simple requirement that physicians or other healthcare professionals disclose to patients any financial relationship the physicians or healthcare professionals have with a healthcare provider that is being recommended to the patients. These laws and regulations vary significantly from state to state, are often vague, and, in many cases, have not been interpreted by courts or regulatory agencies. Management believes the Company's operations are in material compliance with existing law, but there can be no assurance that the Company's existing business arrangements will not be successfully challenged in one or more states. The Company is not materially dependent upon revenues derived from any single state. Adverse judicial or administrative interpretations of such laws in several states, taken together, could, however, have a material adverse effect on the operating results and financial condition of the Company. In addition, expansion of the Company's operations to new jurisdictions could require structural and organizational modifications of the Company's relationships with physician groups in order to comply with new or revised state statutes. Such structural and organizational modifications could have a material adverse effect on the operating results and financial condition of the Company.

     Corporate Practice of Medicine Laws. The laws of many states prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The Company believes that it has perpetual and unilateral control over the assets and operations of the various affiliated professional corporations. However, there can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the practice of medicine or other federal restrictions. Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of the Company and its contractual arrangements with affiliated physicians will not be successfully challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. There can be no assurance that review of the business of the Company and its affiliates by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that the healthcare regulatory environment will not change so as to restrict existing operations or expansion thereof. In the event of action by any regulatory authority limiting or prohibiting the Company or any affiliate from carrying on its business or from expanding the operations of the Company and its affiliates to certain jurisdictions, structural and organizational modifications of the Company may be required, which could have a material adverse effect on the operating results and financial condition of the Company.

     Antitrust Laws. In connection with the corporate practice of medicine laws referred to above, the physician practices with which the Company is affiliated necessarily are organized as separate legal entities. As such, the physician practice entities may be deemed to be persons separate both from the Company and from each other under the antitrust laws and, accordingly, subject to a wide range of laws that prohibit anticompetitive conduct among separate legal entities. The Company believes it is in compliance with these laws and intends to comply with any state and federal laws that may affect its development of integrated healthcare delivery networks. There can be no assurance, however, that a review of the Company's business by courts or regulatory authorities would not adversely affect the operations of the Company and its affiliated physician groups.

     Insurance Laws. The assumption of risk on a prepaid basis by health provider networks is occurring with increasing frequency, and the practice is being reviewed by various state insurance commissioners as well as the NAIC to determine whether the practice constitutes the business of insurance. The Company believes that it is currently in material compliance with the insurance laws in the states where it is operating, and it intends to comply with interpretative and legislative changes as they may develop. There can be no assurance, however, that the Company's activities will not be challenged or scrutinized by governmental authorities or that future interpretations of the insurance laws by such governmental authorities will not require licensure or restructuring of some or all of the Company's operations in any such state. In the event that the Company is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits the Company to continue to operate while the licensure process is progressing, the Company could experience a material adverse change in its operating results and financial condition while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which the Company may not be able to meet. Further, once licensed, the Company would be subject to continuing oversight by and reporting to the respective regulatory agency.

     The NAIC recently adopted the Managed Care Plan Network Adequacy Model Act (the "Model Act") which is intended to establish standards for the creation and maintenance of networks by health carriers. The Model Act is also intended to establish requirements for written agreements between health carriers offering managed care plans, participating providers and intermediaries, like the Company, which negotiate provider contracts. An NAIC model insurance act does not carry the force of law unless it is adopted by applicable state legislatures. The Company does not know which states, if any, will adopt the Model Act. There can be no assurance that the Company will be able to comply with the Model Act if it is adopted in any state in which the Company does business.

     Other State and Local Regulation. In March 1996, the DOC issued the Restricted License to Pioneer Network in accordance with the requirements of the Knox-Keene Act. The Restricted License authorizes Pioneer Network to operate as a healthcare service plan in the State of California. The Company, through Pioneer Network, utilizes the Restricted License to contract with HMOs for a broad range of healthcare services, including both institutional and professional medical services. The Knox-Keene Act and the regulations promulgated thereunder subject entities that are licensed as healthcare service plans in California to substantial regulation by the DOC. In addition, licensees under the Knox-Keene Act must file periodic financial data and other information (that generally become available to the public), maintain substantial tangible net equity on their balance sheets and maintain adequate levels of medical, financial and operational personnel dedicated to fulfilling the licensee's statutory and regulatory requirements. The DOC is empowered to take enforcement actions against licensees that fail to comply with such requirements.

     The operation of Pioneer Hospital, USFMC and Friendly Hills is highly regulated, and each is accredited by the Joint Commission on Accreditation of Healthcare Organizations. Accreditation from the Joint Commission on Accreditation of Healthcare Organizations allows Pioneer Hospital to serve Medicare patients and provides authorization from the California Department of Health Services and the Los Angeles County Department of Health to operate as a licensed hospital facility. Each of Pioneer Hospital, USFMC and Friendly Hills is licensed and regulated as a general acute care hospital by the State of California Department of Health Services. Additionally, each of Pioneer Hospital, USFMC and Friendly Hills has a clinical laboratory license from the State of California Department of Health Services, a clinical laboratory license for its cardio-pulmonary laboratory and a pharmacy license for its inpatient pharmacy.

     Pharmacy Licensing and Operation. The Company is subject to federal and state laws and regulations governing pharmacies. Federal controlled substance laws require the Company to register its pharmacies with the United States Drug Enforcement Administration and comply with security, record-keeping, inventory control and labeling standards in order to dispense controlled substances. State controlled substance laws require registration and compliance with the licensing, registration or permit standards of the state pharmacy licensing authority. State pharmacy licensing, registration and permit laws impose standards on the qualifications of an applicant's personnel, the adequacy of its prescription fulfillment and inventory control practices and the adequacy of its facilities. In general, pharmacy licenses are renewed annually. Pharmacists employed by each branch must also satisfy state licensing requirements.

     Several states have enacted legislation that requires mail service pharmacies located outside such state to register with the state board of pharmacy prior to mailing drugs into the state and to meet certain operating and disclosure requirements. These statutes generally permit a mail service pharmacy to operate in accordance with the laws of the state in which it is located. In addition, various pharmacy associations and state boards of pharmacy have promoted enactment of laws and regulations directed at restricting or prohibiting the operation of out-of-state mail service pharmacies by, among other things, requiring compliance with all laws of certain states into which the mail service pharmacy dispenses medications whether or not those laws conflict with the laws of the state in which the pharmacy is located. To the extent that such laws or regulations are found to be applicable to the Company's operations, the Company would be required to comply with them. Some states have enacted laws and regulations which, if successfully enforced, would effectively limit some of the financial incentives available to plan sponsors that offer mail service prescription programs. The United States Department of Labor has commented that such laws and regulations are pre-empted by the Employee Retirement Income Security Act of 1974, as amended. The Attorney General in one state has reached a similar conclusion and has raised additional constitutional issues. Finally, the Bureau of Competition of the Federal Trade Commission ("FTC") has concluded that such laws and regulations may be anticompetitive and not in the best interests of consumers. To date, there have been no formal administrative or judicial efforts to enforce any of such laws against the Company. To the extent that any of the foregoing laws or regulations prohibit or restrict the operation of mail service pharmacies and are found to be applicable to the Company, they could have an adverse effect on the Company's prescription mail service operations. United States Postal Service regulations expressly permit the transmission of prescription drugs through the postal system. The United States Postal Service has authority to restrict such transmission.

     The PBM and disease management services of the Company are subject to state and federal statutes and regulations governing the operation of pharmacies, repackaging of drug products, dispensing of controlled substances, reimbursement under federal and state medical assistance programs, financial relationships between healthcare providers and potential referral sources, medical waste disposal, risk sharing by non-insurance companies and workplace health and safety. The Company's operations may also be affected by changes in ethical guidelines and changes in operating standards of professional and trade associations and private accreditation commissions such as the American Medical Association, the National Committee for Quality Assurance and the Joint Commission on Accreditation of Healthcare Organizations.

     Future Legislation, Regulation and Interpretation. As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor it is possible at this time to estimate the impact of potential legislation, which may be material, on the Company. Further, although the Company exercises care in structuring its arrangements with physicians to comply in all material respects with the above-referenced laws, there can be no assurance that (i) government officials charged with responsibility for enforcing such laws will not assert that the Company or certain transactions in which the Company is involved are in violation thereof and (ii) such laws will ultimately be interpreted by the courts in a manner consistent with the Company's interpretation.

EMPLOYEES


     As of June 30, 1997, the Company, including its affiliated professional entities, employed approximately 26,000 people on a full-time equivalent basis.

CORPORATE LIABILITY AND INSURANCE

     The Company's business entails an inherent risk of claims of physician professional liability. In recent years participants in the healthcare industry have become increasingly subject to large claims based on theories of medical malpractice that entail substantial defense costs. Through the ownership and operation of Pioneer Hospital, USFMC and Friendly Hills, all acute care hospitals, the Company could also be subject to allegations of negligence and wrongful acts. To protect its overall operations from such potential liabilities, the Company has a multi-tiered corporate structure and preserves the operational integrity of each of its operating subsidiaries. In addition, the Company maintains professional liability insurance, general liability and other customary insurance on a claims-made and modified occurrence basis, in amounts deemed appropriate by management based upon historical claims and the nature and risks of the business, for many of the affiliated physicians, practices and operations. There can be no assurance that a future claim will not exceed the limits of available insurance coverage or that such coverage will continue to be available.

     Moreover, the Company requires each physician group with which it affiliates to obtain and maintain professional liability and workers' compensation insurance coverage. Such insurance may provide additional coverage, subject to policy limits, in the event the Company were held liable as a co-defendant in a lawsuit for professional malpractice against a physician. In addition, generally, the Company is indemnified under the practice management agreements by the affiliated physician groups for liabilities resulting from the performance of medical services. However, there can be no assurance that any future claim or claims will not exceed the limits of these available insurance coverages or that indemnification will be available for all such claims.

PROPERTIES


     The Company's corporate headquarters is located at 3000 Galleria Tower in Birmingham, Alabama. Additionally, the Company has corporate offices in Long Beach, California, Knoxville, Tennessee, Fort Lauderdale, Florida and Northbrook, Illinois. The Company currently owns or leases facilities providing medical services in 37 states, Puerto Rico and five other countries. The Company also leases, subleases or occupies, pursuant to certain acquisition agreements, the clinic facilities of the affiliated physician groups. The Company anticipates that as the affiliated practices continue to grow and add new services, expanded corporate facilities will be required.


LEGAL PROCEEDINGS

     The Company is named as a defendant in various legal actions arising primarily out of services rendered by physicians and others employed by its affiliated physician entities and Pioneer Hospital, USFMC and Friendly Hills, as well as personal injury and employment disputes. In addition, certain of its affiliated medical groups are named as defendants in numerous actions alleging medical negligence on the part of their physicians. In certain of these actions, the Company's and the medical group's insurance carrier has either declined to provide coverage or has provided a defense subject to a reservation of rights. Management does not view any of these actions as likely to result in an uninsured award which would have a material adverse effect on the operating results and financial condition of the Company.


     In June 1995, Caremark agreed to settle an investigation with the DOJ, OIG, the Veterans Administration, the Federal Employee Health Benefits Program ("FEHBP"), the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") and related state investigative agencies in all 50 states and the District of Columbia (the "OIG Settlement"). Under the terms of the OIG Settlement, which covered allegations dating back to 1986, a subsidiary of Caremark pled guilty to two counts of mail fraud -- one each in Minnesota and Ohio. The basis of these guilty pleas was Caremark's failure to provide certain information to CHAMPUS and FEHBP, federally funded healthcare benefit programs, concerning financial relationships between Caremark and a physician in each of Minnesota and Ohio. The OIG Settlement allows Caremark to continue participating in Medicare, Medicaid and other government healthcare programs. Under the OIG Settlement, Caremark agreed to make civil payments of $85.3 million to the federal government in installments and $44.6 million to the states. The plea agreement imposed $29.0 million in federal criminal fines. In addition, Caremark contributed $2.0 million to a grant program set up under the Ryan White

Comprehensive AIDS Resources Emergency (CARE) Act. Caremark took an after-tax charge of $154.8 million in 1995 for these settlement payments, costs to defend ongoing derivative, security and other lawsuits, and other related costs. This charge has been reflected in Caremark's discontinued operations and will not materially affect the Company's ability to pursue its long-term business strategy. There can be no assurance, however, that the ultimate costs related to the OIG Settlement will not exceed these estimates or that additional costs, claims and damages will not occur, or if they occur, will not have a material adverse effect on the operating results and financial condition of the Company.

     In its agreement with the OIG and DOJ, Caremark agreed to continue to maintain certain compliance-related oversight procedures. Should these oversight procedures reveal credible evidence of legal or regulatory violations, Caremark is required to report such violations to the OIG and DOJ. Caremark is, therefore, subject to increased regulatory scrutiny and, in the event it commits legal or regulatory violations, Caremark may be subject to an increased risk of sanctions or penalties, including disqualification as a provider of Medicare or Medicaid services, which would have a material adverse effect on the operating results and financial condition of the Company.

     In March 1996, Caremark agreed to settle all disputes with a number of private payors. These disputes relate to businesses that were covered by the OIG Settlement. The settlements resulted in an after-tax charge of approximately $43.8 million. In addition, Caremark paid $24.1 million after tax to cover the private payors' pre-settlement and settlement-related expenses. An after-tax charge for the above amounts was recorded in first quarter 1996 discontinued operations.

     In connection with the matters described above relating to the OIG Settlement, Caremark is a party to various non-governmental claims and may in the future become subject to additional OIG-related claims. Caremark is a party to, or the subject of, and may be subjected to in the future, various private suits and claims (including stockholder derivative actions and an alleged class action suit) being asserted in connection with matters relating to the OIG Settlement by Caremark's stockholders, patients who received healthcare services from Caremark and such patients' insurers. The Company cannot determine at this time what costs or liabilities may be incurred in connection with future disposition of non-governmental claims or litigation. Such additional costs or liabilities, if incurred, could have a material adverse effect on the operating results and financial condition of the Company.

     In August and September 1994, stockholders of Caremark, each purporting to represent a class, filed complaints against Caremark and certain officers and employees of Caremark in the United States District Court for the Northern District of Illinois, alleging violations of the Securities Act and the Exchange Act and fraud and negligence and various state law claims in connection with public disclosures by Caremark regarding Caremark's business practices and the status of the OIG investigation. The complaints seek unspecified damages, declaratory and equitable relief, and attorneys fees and expenses. In June 1996, the complaint filed by one group of stockholders alleging violations of the Exchange Act only, was certified as a class. The parties continue to engage in discovery proceedings. The Company intends to defend these cases vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     In late August 1994, certain patients of a physician who prescribed human growth hormone distributed by Caremark and the sponsor of the health insurance plan of one of those patients filed complaints against Caremark, employees of Caremark and others in the United States District Court for the District of Minnesota. Each complaint purported to be on behalf of a class and alleged violations of the federal mail and wire fraud statutes, the federal conspiracy statute and the state consumer fraud statute, as well as conspiracy to breach a fiduciary duty, negligence and fraud. Each complaint sought unspecified treble damages, and attorneys fees and expenses. In July 1996, these plaintiffs also served a separate lawsuit in the Minnesota State Court in the County of Hennepin against a subsidiary of Caremark purporting to be on behalf of a class and alleging all of the claims contained in the complaint filed with the Minnesota federal court other than the federal claims contained therein. The state complaint seeks unspecified damages, attorneys' fees and expenses and an award of punitive damages. In November 1996, in response to a motion by the plaintiffs, the Court dismissed the United States District Court cases without prejudice. On March 27, 1996, the Minnesota state court lawsuit was dismissed with prejudice. In July 1995, another patient of this same physician filed a separate complaint in the District Court of South Dakota against the physician, Caremark and another corporation alleging violations of the federal laws prohibiting payment of remuneration to induce referral of Medicare and Medicaid beneficiaries, and the federal mail fraud and conspiracy statutes. The complaint also alleges the intentional infliction of emotional distress and seeks trebling of at least $15.9 million in general damages, attorneys fees and costs, and an award of punitive damages. In August 1995, the parties to the case filed in South Dakota agreed to a stay of all proceedings until final judgment has been entered in a criminal case that is presently pending against this physician. The Company intends to defend these cases vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     In May 1996, three home infusion companies, purporting to represent a class consisting of all of Caremark's competitors in the alternate site infusion therapy industry, filed a complaint against Caremark, a subsidiary of Caremark, and two other corporations in the United States District Court for the District of Hawaii alleging violations of the federal conspiracy laws, the antitrust laws and of California's unfair business practices statute. The complaint seeks unspecified treble damages and attorneys' fees and expenses. The Company intends to defend this case vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.


     In September 1995, Coram filed a complaint in the San Francisco Superior Court against Caremark, its subsidiary, Caremark Inc., and others. The complaint, which arose from Caremark's sale to Coram of Caremark's home infusion therapy business in April 1995, for approximately $209.0 million in cash and $100.0 million in securities, alleged breach of the sale agreement and made other related claims seeking compensatory damages, in the aggregate, of $5.2 billion. Caremark filed counterclaims against Coram and also filed a lawsuit in the U.S. District Court in Chicago against Coram claiming securities fraud. On July 1, 1997, the parties to the Coram litigation announced that a settlement had been reached pursuant to which Caremark will return for cancellation all of the securities issued by Coram in connection with the acquisition and will pay to Coram $45 million in cash on or before September 1, 1997. The settlement agreement also provides for the termination and resolution of all disputes and issues between the parties and for the exchange of mutual releases. The Company recognized an after-tax charge of $75.4 million during the second quarter of 1997 related to this settlement.


     Beginning in September 1994, Caremark was named as a defendant in a series of lawsuits added to a pending group of actions (including a class action) brought in 1993 under the antitrust laws by local and chain retail pharmacies against brand name pharmaceutical manufacturers, wholesalers and prescription benefit managers other than Caremark. The lawsuits, filed in federal district courts in at least 38 states (including the United States District Court for the Northern District of Illinois), allege that at least 24 pharmaceutical manufacturers provided unlawful price and service discounts to certain favored buyers and conspired among themselves to deny similar discounts to the complaining retail pharmacies (approximately 3,900 in number). The complaints charge that certain defendant prescription benefit managers, including Caremark, were favored buyers who knowingly induced or received discriminatory prices from the manufacturers in violation of the Robinson-Patman Act. Each complaint seeks unspecified treble damages, declaratory and equitable relief and attorneys fees and expenses. All of these actions have been transferred by the Judicial Panel for Multidistrict Litigation to the United States District Court for the Northern District of Illinois for coordinated pretrial procedures. Caremark was not named in the class action. In April 1995, the Court entered a stay of pretrial proceedings as to certain Robinson-Patman Act claims in this litigation, including the Robinson-Patman Act claims brought against Caremark, pending the conclusion of a first trial of certain of such claims brought by a limited number of plaintiffs against five defendants not including Caremark. On July 1, 1996, the district court directed entry of a partial final order in the class action approving an amended settlement with certain of pharmaceutical manufacturers. The amended settlement provides for a cash payment by the defendants in that action of approximately $351.0 million to class members in settlement of conspiracy claims as well as a commitment from the settling manufacturers to abide by certain injunctive provisions. All class action claims against non-settling manufacturers as well as all opt out and other claims generally, including all Robinson-Patman Act claims against Caremark, remain unaffected by the settlement. The district court also certified to the court of appeals for interlocutory review certain orders relating to non-settled conspiracy claims against the pharmaceutical manufacturers and wholesalers. These interlocutory orders do not relate to any of the claims brought against Caremark. The Company intends to defend these cases vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

     In December 1994, Caremark was notified by the FTC that it was conducting a civil investigation of the PBM industry concerning whether acquisitions, alliances, agreements or activities between prescription benefit managers and pharmaceutical manufacturers, including Caremark's alliance agreements with certain drug manufacturers, violate Sections 3 or 7 of the Clayton Act or
Section 5 of the Federal Trade Commission Act. The specific nature, scope, timing and outcome of the investigation are not currently determinable. Under the statutes, if violations are found, the FTC could seek remedies in the form of injunctive relief to set aside or modify Caremark's alliance agreements and an order to cease and desist from certain marketing practices and from entering into or continuing with certain types of agreements. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of the Company, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information about the executive officers and directors of the Company:


NAME                                          AGE               POSITION WITH THE COMPANY
----                                          ---               -------------------------
Larry R. House..............................  53    Chairman of the Board and Chief Executive Officer
                                                      and Director
Mark L. Wagar...............................  45    President and Chief Operating Officer
John J. Gannon..............................  58    President -- Physician Practice Management
H. Lynn Massingale, M.D.....................  44    President -- Team Health
Harold O. Knight, Jr........................  39    Executive Vice President and Chief Financial
                                                      Officer
Tracy P. Thrasher...........................  34    Executive Vice President, Chief Administrative
                                                      Officer and Corporate Secretary
Edward J. Novinski..........................  38    Executive Vice President -- Managed Care
John M. Deane...............................  42    Executive Vice President -- Information Services
J. Brooke Johnston, Jr......................  57    Senior Vice President and General Counsel
Charles C. Clark............................  47    Senior Vice President and Chief Tax Officer
Peter J. Clemens, IV........................  32    Vice President of Finance and Treasurer
Mark S. Weeks...............................  34    Vice President of Finance and Controller
Richard M. Scrushy..........................  44    Director
Larry D. Striplin, Jr.(1)...................  67    Director
Charles W. Newhall, III(1)..................  52    Director
Ted H. McCourtney(2)........................  58    Director
Walter T. Mullikin, M.D.....................  79    Director
John S. McDonald, J.D.(1)...................  64    Director
Rosalio J. Lopez, M.D.......................  44    Chief Medical Officer and Director
C.A. Lance Piccolo(2).......................  56    Director
Roger L. Headrick(1)........................  60    Director
Harry M. Jansen Kraemer, Jr.................  42    Director


---------------

(1) Member of the Compensation Committee
(2) Member of the Audit Committee

     Larry R. House has been Chief Executive Officer of the Company since August 1993, and has been Chairman of the Board since January 1993. Mr. House also served as President from August 1993 until June 1997. From 1985 to 1992, he was Chief Operating Officer of HEALTHSOUTH Rehabilitation Corporation, now HEALTHSOUTH Corporation ("HEALTHSOUTH"). From 1992 to 1993, Mr. House was President of HEALTHSOUTH International, Inc. Mr. House is a member of the Board of Directors of each of HEALTHSOUTH, Capstone Capital Corporation, a publicly traded real estate investment trust ("Capstone"), the American Sports Medicine Institute, UAB Research Foundation and Monitor MedX.

     Mark L. Wagar has been President and Chief Operating Officer of the Company since June 1997. From January 1996 until June 1997, Mr. Wagar was
President -- Western Operations of the Company. From January 1995 through December 1995, Mr. Wagar was Chief Operating Officer of MME. From March 1994 to December 1994, he was the President of CIGNA HealthCare of California, a healthcare plan serving enrollees in California, Oregon and Washington, from January 1993 through February 1994, was a Vice President of CIGNA HealthCare of California, an HMO. From November 1989 to December 1992, he was the President of Managed Care Partners, Inc., a private consulting management company specializing in managed care services. He has been involved in healthcare management for over 20 years, including 10 years in managed care companies.

     John J. Gannon has been President -- Physician Practice Management of the Company since June 1997. From July 1996 to June 1997, Mr. Gannon was
President -- Eastern Operations. For 23 years, Mr. Gannon was a Partner with KPMG Peat Marwick. His most recent position with KPMG was that of National Partner-in-Charge of Strategy and Marketing, Healthcare and Life Sciences. He served as one of the firm's designated industry review specialists for healthcare financial feasibility studies.

     H. Lynn Massingale, M.D. has been President of Team Health since its formation in March 1994. Dr. Massingale has served as President of Southeastern Emergency Physicians, Inc., a subsidiary of Team Health, since 1981. A graduate of the University of Tennessee Center for Health Sciences in Memphis, Dr. Massingale is certified by the National Board of Medical Examiners, Tennessee Board of Medical Examiners and American Board of Emergency Medicine. Dr. Massingale's professional memberships include the Knoxville Academy of Medicine, Tennessee Medical Association, American Medical Association and American College of Emergency Physicians.

     Harold O. Knight, Jr. has been Executive Vice President and Chief Financial Officer of the Company since November 1994. Mr. Knight was Senior Vice President of Finance and Treasurer of the Company from August 1993 to November 1994, and from March 1993 to August 1993, Mr. Knight served as Vice President of Finance of the Company. From 1980 to 1993, Mr. Knight was with Ernst & Young LLP, most recently as Senior Manager. Mr. Knight is a member of the Alabama Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

     Tracy P. Thrasher was named Chief Administrative Officer of the Company in June 1997 and has been Executive Vice President of the Company since November 1994 and Corporate Secretary since March 1994. Ms. Thrasher was Senior Vice President of Administration from March 1994 to November 1994, and from January 1993 to March 1994, she served as Corporate Comptroller and Vice President of Development. From 1990 to 1993, Ms. Thrasher was the Audit and Health Care Management Advisory Service Manager with Burton, Canady, Moore & Carr, P.C., independent public accountants. Ms. Thrasher began her career with Ernst & Young LLP in 1985, and became a certified public accountant in 1986.

     Edward J. Novinski has been Executive Vice President of Managed Care for the Company since September 1996. Prior to joining the Company, Mr. Novinski was most recently Vice President of Network Management for United HealthCare Corporation in their corporate office and held various positions from August 1986 to August 1996. Mr. Novinski was responsible for United HealthCare's network strategies for physician and hospital relationships which supported United HealthCare's diverse managed care product line. From 1977 to 1986, Mr. Novinski was with Lutheran General Health System in managerial and administrative positions including Director of Physician Practice Management for a large multi-specialty group.

     John M. Deane has been Executive Vice President, Information Services of the Company since January 1997. From January 1995 through December 1996, Mr. Deane was Vice President Information Services and CIO of Caremark Pharmaceutical Services Group, based in Northbrook, Illinois. Prior to 1995, Mr. Deane was Director, Information Services -- Planning and Consulting for the Whirlpool Corporation and a Senior Manager on large IS projects for Price Waterhouse's Management Consulting Services practice in the Midwest, where he led large IS engagements for various Fortune 100 companies.

     J. Brooke Johnston, Jr. has been Senior Vice President and General Counsel of the Company since April 1996. Prior to that, Mr. Johnston was a senior principal of the law firm of Haskell Slaughter Young & Johnston, Professional Association, Birmingham, Alabama, where he practiced corporate and securities law for over seventeen years. Prior to that Mr. Johnston was engaged in the practice of law in New York, New York and at another firm in Birmingham. Mr. Johnston is a member of the Alabama State Bar and the New York and American Bar Associations. Mr. Johnston is a member of the Board of Directors of United Leisure Corporation, a publicly traded leisure time services company.

     Charles C. Clark has been Senior Vice President and Chief Tax Officer of the Company since January 1997. Prior to that, Mr. Clark was a Partner with KPMG Peat Marwick, having served as Tax Partner in Charge of the Birmingham, Alabama office and leader of tax services for the Health Care & Life Sciences practice in the Southeast. Mr. Clark was with KPMG Peat Marwick for 21 years. Mr. Clark is a Certified Public Accountant holding memberships in the American Institute of Certified Public Accountants and the Alabama and Mississippi Societies of Certified Public Accountants.

     Peter J. Clemens, IV has been Vice President of Finance and Treasurer of the Company since April 1995. From 1991 to 1995, Mr. Clemens worked in Corporate Banking with Wachovia Bank of Georgia, N.A. Mr. Clemens began his career with AmSouth Bank, N.A. in 1987, and received a Masters Degree in Business Administration from Vanderbilt University in 1991.

     Mark S. Weeks has been Vice President of Finance and Controller of the Company since June 1994. From 1985 to 1994, Mr. Weeks was with Ernst & Young LLP, most recently as Senior Manager. Mr. Weeks is a certified public accountant and a member of the American Institute of Certified Public Accountants.

     Richard M. Scrushy has been a member of the Company's Board of Directors since January 1993. Since 1984, Mr. Scrushy has been Chairman of the Board and Chief Executive Officer of HEALTHSOUTH. Mr. Scrushy is also a member of the Board of Directors of Capstone.

     Larry D. Striplin, Jr. has been a member of the Company's Board of Directors since January 1993. Since December 1995, Mr. Striplin has been the Chairman and Chief Executive Officer of Nelson-Brantley Glass Contractors, Inc. and Chairman and Chief Executive Officer of Clearview Properties, Inc. Until December 1995, Mr. Striplin had been Chairman of the Board and Chief Executive Officer of Circle "S" Industries, Inc., a privately owned bonding wire manufacturer. Mr. Striplin is a member of the Board of Directors of Kulicke & Suffa, Inc., a publicly traded manufacturer of electronic equipment, and of Capstone.


     Charles W. Newhall, III has been a member of the Company's Board of Directors since September 1993. He has been a general partner of New Enterprise Associates, a venture capital firm, since 1978. Mr. Newhall is a member of the Board of Directors of HEALTHSOUTH, Integrated Health Services, Inc. and OPTA Food Ingredients, Inc., all publicly traded companies. He is founder and Chairman of the Mid-Atlantic Venture Association, which was organized in 1988.


     Ted H. McCourtney has been a member of the Company's Board of Directors since August 1993. He has been a general partner of Venrock Associates, a venture capital firm, since 1970. Mr. McCourtney is a member of the Board of Directors of Cellular Communications, Inc., Cellular Communications of Puerto Rico, Inc., Cellular Communications International, Inc., International CabelTel Incorporated, SBSF, Inc. and Structural Dynamics Research Corporation, each of which is publicly traded.

     Walter T. Mullikin, M.D., a surgeon, has been a member of the Company's Board of Directors since November 1995. Dr. Mullikin was Chairman of the Board of the general partner of MME from 1989 to 1995. He founded Pioneer Hospital and the predecessors to MME's principal professional corporation in 1957. He was also the Chairman of the Board, President and a stockholder of Mullikin Independent Practice Association ("MIPA"), until November 1995. Dr. Mullikin is a member of the Board of Directors of Health Net, a publicly traded HMO, and was one of the founders and a past chairman of the Unified Medical Group Association.


     John S. McDonald, J.D. has been a member of the Company's Board of Directors since November 1995. Mr. McDonald was the Chief Executive Officer of the general partner of MME from March 1994 to 1995, and he has been an executive of Pioneer Hospital and its related entities since 1967. Mr. McDonald was also a director, the Secretary and a stockholder of MME's general partner. Mr. McDonald is on the Board of Directors of the Truck Insurance Exchange and is a past president of the Unified Medical Group Association.



     Rosalio J. Lopez, M.D. has been a member of the Company's Board of Directors since November 1995 and became Chief Medical Officer of the Company in June 1997. Dr. Lopez had been a director of the general partner of MME since 1989. Dr. Lopez joined MME's principal professional corporation in 1984 and serves as the Chairman of its Medical Council and Family Practice and Managed Care committees. He also acted as a director and a Vice President of MME's principal professional corporation. He is also a director and stockholder of MIPA.


     C.A. Lance Piccolo has been Vice Chairman of the Company's Board of Directors since September 1996. From August 1992 to September 1996, he was Chairman of the Board of Directors and Chief Executive Officer of Caremark. From 1987 until November 1992, Mr. Piccolo was an Executive Vice President of Baxter and from 1988 until November 1992, he served as a director of Baxter. Mr. Piccolo also serves as a director of Crompton & Knowles Corporation ("CKC"), which is publicly traded.


     Roger L. Headrick has been a member of the Company's Board of Directors since September 1996 and has been President and Chief Executive Officer of the Minnesota Vikings Football Club since 1991. Additionally, since June 1989, Mr. Headrick has been President and Chief Executive Officer of ProtaTek International, Inc., a bio-process and biotechnology company that develops and manufactures animal vaccines. Prior to 1989, he was Executive Vice President and Chief Financial Officer of The Pillsbury Company, a food manufacturing and processing company. Mr. Headrick also serves as a director of CKC.

     Harry M. Jansen Kraemer, Jr. has been a member of the Company's Board of Directors since September 1996, and is President of Baxter, having served in that capacity since April 1997. Mr. Kraemer served as senior vice president and chief financial officer of Baxter from November 1993 to April 1997. He was promoted to Baxter's three-member Office of the Chief Executive in June 1995, and appointed to Baxter's Board of Directors in November 1995. Mr. Kraemer has been an employee of Baxter since 1982 serving in a variety of positions, including Vice President, Group Controller for Baxter's hospital and alternate-site businesses, president of Baxter's Hospitex Division and Vice President Finance and Operations for Baxter's global-business group.

                            DESCRIPTION OF THE NOTES


     The Notes will be issued under an indenture to be dated as of             ,
1997 (the "Indenture") between the Company and PNC Bank, Kentucky, Inc., a Kentucky banking corporation, as trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture (the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part), including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture.


GENERAL


     The Notes will be general unsecured obligations of the Company limited to
$350,000,000 aggregate principal amount. The Notes will mature on             ,
2000. Interest on the Notes will accrue at the rate of      % per annum and will
be payable semi-annually on             and             of each year, commencing
            , 1998, to the Holders of record of Notes at the close of business
on the             and             immediately preceding such interest payment
date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance of the Notes. Interest will be computed on the basis of a 360-day year of twelve 30-day months.


     The Notes are not redeemable prior to maturity and will not be entitled to the benefit of any mandatory sinking fund.

     The Notes will be issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. The Notes will be initially issued in the form of one or more book-entry notes (each, a "Global Note"). Principal of and interest on the Global Notes will be payable, and the Global Notes will be transferable and exchangeable, only as provided for below under the caption "-- Global Notes; Form, Exchange and Transfer". Principal of and interest on Notes subsequently issued in a form other than as a Global Note will be payable, and such Notes will be transferable and exchangeable, at the corporate trust office of the Trustee. In addition, interest payable with respect to Notes subsequently issued in a form other than as a Global Note may be paid, at the option of the Company, by check mailed to the Person entitled thereto as shown on the security register of the Notes. No service charge will be made for any transfer or exchange of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

SUBORDINATION


     Payment of the principal of, premium, if any, and interest, on the Notes is expressly subordinated in right of payment, as set forth in the Indenture, to payment when due of all Senior Indebtedness of the Company. "Senior Indebtedness" is defined as (a) all indebtedness of the Company under the Credit Facility dated September 5, 1996, as amended, by and among the Company and NationsBank, National Association (South), as administrative agent for a group of lenders, and any successor credit facilities thereto, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, (b) the Company's 7 3/8% Senior Notes due 2006 issued pursuant to that certain Indenture dated as of October 8, 1996, between the Company and The First National Bank of Chicago, as trustee, (c) any promissory notes (other than any referred to in the foregoing clauses (a) and (b)) issued by the Company pursuant to any agreement between the Company and any bank or banks and any commercial paper issued by the Company, (d) all indebtedness incurred by the Company after the date of the Indenture for money borrowed which is, in the discretion of the Company, specifically designated by the Company as superior to subordinated debt (senior debt) of the Company in the instruments evidencing said indebtedness at the time of the issuance thereof, (e) all indebtedness of the Company in addition to the indebtedness referred to in the preceding clauses (a) through
(d) for money borrowed from or guaranteed to persons, firms or corporations which engage in lending money, including, without limitation, banks, trust companies, insurance companies and other financing institutions and charitable trusts, pension trusts and other investing organizations, evidenced by notes or similar obligations, unless such indebtedness shall, in the instrument evidencing the same, be specifically designated as not being superior to the Notes and (f) any amendments, modifications, supplements, deferrals, renewals or extensions of any such Senior Indebtedness.

     No payment on account of principal, premium, if any, or interest on the Notes may be made, nor may any property or assets of the Company be applied to the purchase or other acquisition or retirement of the Notes, unless full payment of amounts then due for principal, premium, if any, and interest on Senior Indebtedness has been made or duly provided for in money or money's worth. No payment by the Company on account of principal, premium, if any, or interest on the Notes may be made, nor may any property or assets of the Company be applied to the purchase or other acquisition or retirement of the Notes, if, at the time of such payment or application or immediately after giving effect thereto, there exists under any Senior Indebtedness or any agreement pursuant to which such Senior Indebtedness is issued any event of default permitting the holders of such Senior Indebtedness (or a trustee on behalf of such holders) to accelerate the maturity thereof provided, however, that in the case of such an event of default (other than in payment of such Senior Indebtedness when due) the foregoing will not prevent any such payment or application for a period longer than 90 days after the date on which the holders of such Senior Indebtedness (or such trustee) shall have first obtained written notice of such event of default from the Company or the holder of any Notes, if the maturity of such Senior Indebtedness is not so accelerated within such 90-day period.

     Subject to the foregoing, if there shall have occurred any Event of Default on the Notes as described below under "Events of Default", other than with respect to certain events of bankruptcy, insolvency or reorganization, then unless and until either such Event of Default shall have been cured or waived or shall have ceased to exist or the principal of, premium, if any, and interest on all Senior Indebtedness shall have been paid in full in money or money's worth, no payment shall be made by the Company on account of the principal of, premium, if any, or interest on the Notes or on account of the purchase or other acquisition of Notes, except (a) payments at the expressed maturity of the Notes (subject to the next paragraph), (b) current interest payments as provided in the Notes and (c) payments for the purpose of curing any such Event of Default.

     Upon any payment or distribution of assets of the Company to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company or similar proceeding relating to the Company or its property, whether voluntary or involuntary and whether or not the Company is a party thereto, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due upon all Senior Indebtedness must be paid in full before the holders of the Notes are entitled to receive or retain any assets so paid or distributed. Subject to the payment in full of all Senior Indebtedness, the holders of the Notes are to be subrogated to the rights of holders of Senior Indebtedness to receive payments or distributions of assets of the Company or other payments applicable to Senior Indebtedness to the extent of the application to Senior Indebtedness of moneys or other assets which would have been received by the holders of the Notes but for the subordination provisions contained in the Indenture until the Notes are paid in full.

     The Notes are obligations exclusively of the Company. The operations of the Company are currently conducted principally through subsidiaries, which are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to the Company by such subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations.

     The Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries to the extent of the assets of such subsidiaries. Any right of the Company to receive assets of any such subsidiary upon the liquidation or reorganization of any such subsidiary (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the

Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.


     Except as set forth under "Restrictions on Subsidiary Indebtedness" below, the Indenture does not contain any restrictions on the incurrence of indebtedness by the Company or its subsidiaries or the payment of dividends or financial covenants. As of June 30, 1997, after giving effect to the offering being made hereby and the use of proceeds therefrom as described in "Use of Proceeds", the Company and its subsidiaries would have had approximately $601 million in indebtedness outstanding to which the Notes would have been subordinated. The Company also expects to incur Senior Indebtedness, and that its subsidiaries will incur indebtedness, to which the Notes will be effectively subordinated, from time to time in the future.


     By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness, as well as certain general creditors of the Company, may recover more, ratably, than the holders of the Notes.


     The Indenture does not contain provisions which would afford the holders of Notes protection in the event of a decline in the Company's credit quality resulting from highly leveraged or other similar transactions involving the Company.


GLOBAL NOTES; FORM, EXCHANGE AND TRANSFER

     The Notes will be initially issued in the form of fully registered Global Notes deposited with or on behalf of, and registered in the name of, The Depository Trust Company (the "Depositary") or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive registered form, a Global Note may not be transferred, except as a whole: (i) by the Depositary to a nominee of such Depositary, or (ii) by a nominee of such Depositary to such Depositary or another nominee of such Depositary or (iii) by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     Ownership of beneficial interests in a Global Note will be limited to Persons that have accounts with the Depositary ("participants") or Persons that may hold interests through participants. Upon the issuance of a Global Note, the Depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Notes represented by such Global Note beneficially owned by such participants. The accounts to be credited will initially be designated by the Underwriters. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of Persons holding through participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.


     So long as the Depositary, or its nominee, is the owner of record of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole record owner or holder of Notes represented by such Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, and will not receive or be entitled to receive physical delivery of such Notes in definitive form and will not be considered the record owners or holders thereof under the Indenture. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder of record under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders, or if any owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the Depositary's applicable procedures, in addition to those provided for in the Indenture.

     Payments of principal and interest on Notes represented by a Global Note registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of such Global Note. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     If the Depositary notifies the Company that it is at any time unwilling or unable to continue as Depositary or ceases to be eligible under applicable law, and a successor Depositary eligible under applicable law is not appointed by the Company within 90 days, the Company will issue Notes in definitive form in exchange for Global Notes representing such Notes. In addition, the Company may at any time and in its sole discretion determine not to have any of the Notes represented by one or more Global Notes and, in such event, will issue Notes in definitive form in exchange for Global Notes representing such Notes. Any Notes issued in definitive form in exchange for any Global Notes will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Global Note.

     The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Commission.

     Although the Depositary and its participants are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by the Depositary or the participants of their respective obligations under the rules and procedures governing their operations.

SAME-DAY SETTLEMENT IN RESPECT OF GLOBAL NOTES

     So long as any Notes are represented by Global Notes registered in the name of the Depositary or its nominee, such Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in such Notes will therefore be required by the Depositary to settle in immediately available funds.

CERTAIN COVENANTS


  Restrictions on Sale and Leaseback Transactions



     The Indenture will contain a covenant providing that so long as any of the Notes are outstanding, the Company will not, nor will it permit any Subsidiary to, enter into any arrangement with any Person (other than the Company or a Subsidiary) providing for the leasing by the Company or any Subsidiary of any property or assets, whether now owned or hereafter acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person with the intention of taking back a lease on such property or assets and which arrangement would be characterized or qualified as either a Capital Lease or Off-Balance Sheet Liability (a "Sale and Leaseback Transaction"), if, at the time of entering into such Sale and Leaseback Transaction, and after giving effect thereto, the amount of Attributable Debt in respect of such Sale and Leaseback Transaction, together with all such other Attributable Debt outstanding exceeds the greater of (i) $25,000,000 or (ii) together with all Indebtedness of Subsidiaries (not including Indebtedness permitted to be issued, assumed, incurred or guaranteed under clauses (a) through (j) under "Restrictions on Subsidiary Indebtedness" below), 15% of Consolidated Net Worth of the Company.


  Restrictions on Subsidiary Indebtedness

     The Indenture will provide that so long as any of the Notes are outstanding, the Company will not permit any of its Subsidiaries to issue, assume, incur or guarantee any Indebtedness, except that the foregoing restrictions shall not apply to:

          (a) Indebtedness existing as of the date of the Indenture, including all existing or available borrowings under the Bank Credit Agreement;

          (b) Indebtedness of a corporation or other entity existing at the time it becomes a Subsidiary and not incurred as a result of, or in connection with or in anticipation of, such Subsidiary becoming a Subsidiary;

          (c) Indebtedness of a corporation or other entity assumed at the time of its acquisition by a Subsidiary (including acquisition through merger or consolidation) and not incurred as a result of, or in connection with or in anticipation of, such acquisition;


          (d) unsecured intercompany Indebtedness of a Subsidiary for loans or advances made to such Subsidiary by the Company or another Subsidiary provided that upon either (i) the transfer or other disposition by the Company or a Subsidiary of any Indebtedness so permitted to a Person other than the Company or another Subsidiary or (ii) the issuance, sale, transfer or other disposition (other than a pledge of the shares of such Subsidiary) of shares of capital stock (including acquisition through merger or consolidation) of such Subsidiary to a Person other than the Company or another Subsidiary which, after giving effect thereto, results in such Subsidiary ceasing to be a Subsidiary of the Company, the provisions of this clause (d) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been issued, assumed, incurred or guaranteed at the time of such transfer or other disposition;


          (e) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

          (f) Purchase Money Indebtedness and Capital Leases incurred or entered into by a Subsidiary not to exceed an aggregate outstanding principal amount at any time of $25,000,000 provided, however, that the aggregate outstanding principal amount of Purchase Money Indebtedness and Capital Leases permissible under this clause (f) shall be increased or decreased to such amount as is permissible under the Bank Credit Agreement;

          (g) Permitted Receivables Securitizations;


          (h) Off-Balance Sheet Liabilities (other than Permitted Receivables Securitizations) not to exceed an aggregate outstanding principal amount of $25 million reduced by the amount, if any, of secured

     Indebtedness of a Subsidiary; provided, however, that the aggregate outstanding principle amount of Off-Balance Sheet Liabilities shall be increased or decreased to such amount as is permitted from time to time under the Bank Credit Agreement.



          (i) Indebtedness arising from Rate Hedging Obligations incurred to limit risks of currency or interest rate fluctuations to which a Subsidiary is otherwise subject by virtue of the operations of its business, and not for speculative purposes provided, however, that the aggregate notional amount of all such Rate Hedging Obligations shall not exceed at any time $500,000,000 and, provided further, that the aggregate outstanding principal amount of Indebtedness arising from Rate Hedging Obligations under this clause (i) shall be increased or decreased to such amount as is permissible under the Bank Credit Agreement; and


          (j) the extension, renewal, refinancing or replacement (or successive extensions, renewals, refinancings or replacements), in whole or in part, of any Indebtedness referred to in the foregoing clauses (a) through (i) provided, however, (i) that the Indebtedness so issued has (A) a principal amount not in excess of the principal amount of the Indebtedness being extended, renewed, refinanced or replaced (which amount shall be deemed to include the amount of any undrawn or available amounts under any committed credit or lease facility to be so extended, renewed, refinanced or replaced), (B) a final redemption date later than the final stated maturity or final redemption date, if any, of the Indebtedness being extended, renewed, refinanced or replaced and (C) an Average Life at the time of issuance of such Indebtedness that is greater than the Average Life of the Indebtedness being extended, renewed refinanced or replaced; (ii) the group of direct or contingent obligors on such Indebtedness shall not be expanded as a result of any such action; and (iii) immediately prior to and immediately after giving effect to any such extension, renewal or replacement, no Event of Default shall have occurred and be continuing.

     Notwithstanding the foregoing, any Subsidiary may issue, assume, incur or guarantee Indebtedness which otherwise would be subject to the foregoing restrictions in an aggregate amount, that together with all other such Indebtedness of any Subsidiaries outstanding which would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be issued, assumed, incurred or guaranteed under clauses (a) through (j) above), that does not exceed 15% of Consolidated Net Worth of the Company.

  Certain Definitions

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the then present value (discounted at the actual rate of interest of such transaction) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

     "Bank Credit Agreement" means the Credit Agreement, dated as of September 5, 1996 and as amended by Amendment No. 1 thereto, by and among MedPartners, Inc. and NationsBank, National Association (South), as administrative agent for a group of lenders, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced or supplemented or otherwise modified from time to time (including without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements or supplementations or other modifications of the foregoing).

     "Capital Leases" means all leases which have been or should be capitalized in accordance with GAAP as in effect from time to time including the provisions of FAS No. 13 and any successor thereof.

     "Consolidated Net Worth" means the excess of (i) the consolidated net book value of the assets of the Company and its Subsidiaries after all appropriate deductions in accordance with GAAP as in effect on the date of the Indenture (including without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) less (ii) the consolidated liabilities (including tax and other proper accruals, but excluding, if applicable, the accumulated postretirement benefit obligation resulting from the application of the provisions of FAS No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions") of the Company and its Subsidiaries, in each case computed and consolidated in accordance with GAAP in effect on the date of the Indenture.


     "GAAP" means, unless otherwise specified in the Indenture, such accounting principles as are generally accepted in the United States as of the date of the relevant calculation.



     "Indebtedness" with respect to any Person is defined to mean, at any time, without duplication, (i) any debt (a) for money borrowed, or (b) evidenced by a bond, note, debenture, or similar instrument for the payment of which such Person is responsible or liable, or (c) which is a direct or indirect obligation which arises as a result of banker's acceptances; (ii) any Off-Balance Sheet Liability, (iii) any debt of others described in the preceding clause (i) which such Person has guaranteed or for which it is otherwise directly liable; (iv) the obligation of such Person as lessee under any lease of property which is reflected on such Person's balance sheet as a capitalized lease; (v) to the extent not otherwise included in this definition, net obligations under any Rate Hedging Obligations; and (vi) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i), (ii), (iii), (iv) and (v) provided, however, that, in computing the Indebtedness of any Person, there shall be excluded any particular Indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with a depository in trust money (or evidence of Indebtedness if permitted by the instrument creating such Indebtedness) in the necessary amount to pay, redeem or satisfy such Indebtedness as it becomes due, and the amount so deposited shall not be included in any computation of the assets of such Person.



     "Off-Balance Sheet Liabilities" means, with respect to any Person, (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) the face amount of accounts receivable pursuant to a Permitted Receivables Securitization, (iii) any repurchase obligation or liability of such Person with respect to property leased by such Person as lessee, (iv) obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person excluding therefrom operating leases which do not require payment by or due from such Person: (a) at the scheduled termination of such operating lease, (b) pursuant to a required purchase by such Person of the leased property, or (c) under any guaranty by such Person of the value of the leased property, or (v) net liabilities under any Rate Hedging Obligations.


     "Permitted Receivables Securitization" means limited recourse or non-recourse sales and assignments of accounts receivable of a Person to one or more entities, the proceeds of which shall be made available to such Person provided, however, that the maximum face amount of accounts receivable which may be sold is $100,000,000 and the minimum price which shall be paid for receivables is 70% of the face amount thereof; provided, further that notwithstanding the immediately preceding proviso the maximum face amount of accounts receivable which may be sold and the minimum price which shall be paid for receivables shall be increased or decreased to such amount and percentages as is permissible under the Bank Credit Agreement.

     "Purchase Money Indebtedness" means Indebtedness incurred to finance all or any part of the purchase price or cost of construction of improvements in respect of property or assets acquired by a Person after the date of the Indenture and incurred prior to, at the time of, or within 90 days after, the acquisition of any such property or assets or the completion of any such construction or improvements.

     "Rate Hedging Obligations" means any and all obligations of any Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; and
(ii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.


     "Subsidiary" means any corporation, partnership, association or other business entity of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock (or a similar interest) which ordinarily has voting power for the election of directors, managers or trustees, whether at all times or only so long as no senior class of stock (or similar interest) has such voting power by reason of any contingency.


CONSOLIDATION, MERGER AND DISPOSITION OF ASSETS


     The Company may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, and may not permit any Person, to consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, unless (a) the successor, if other than the Company, is a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof and such successor, if other than the Company, expressly assumes the Company's obligations under the Indenture and the Notes,
(b) immediately after giving effect to such transaction, no Event of Default under the Indenture or event which, after notice or lapse of time or both, would become an Event of Default thereunder would exist and be continuing, and (c) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction complies with the Indenture. Upon compliance with these provisions, the successor Person will succeed to, and be substituted for, the Company under the Indenture, and the Company will be relieved (except in the case of a lease) of its obligations under the Indenture and the Notes.


EVENTS OF DEFAULT

     Each of the following will constitute an "Event of Default" under the Indenture with respect to the Notes: (a) default in the payment of principal on any Note, (b) default in the payment of any interest upon any Note when due, which default continues for 30 days, (c) default in the performance, or breach, of any other covenant or warranty contained in the Indenture, which default continues for 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes, (d) default in the payment of principal at maturity (subject to any applicable grace period) of any Indebtedness for money borrowed by the Company or any Subsidiary in an aggregate principal amount of $25 million or more or the acceleration of such indebtedness, if such acceleration is not rescinded or annulled within 30 days after written notice as specified in clause
(c) and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled, and (e) certain events of bankruptcy, insolvency or reorganization.

     If an Event of Default (other than an Event of Default described in clause
(e) above) with respect to the Outstanding Notes shall occur and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may, by notice in writing to the Company (and to the Trustee if given by Holders), declare the principal amount of all Notes to be due and payable immediately. If an Event of Default described in clause (e) above with respect to the Notes shall occur, the principal amount of all the Notes will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture.

     The Indenture will provide that the Trustee shall, within 90 days after the occurrence of a default with respect to the Notes, give to the Holders of the Notes notice of such default known to it, unless such default shall have been cured or waived provided, however, that, except in the case of a default in the payment of the principal of or interest on any of the Notes, the Trustee shall be protected in withholding such notice if in good faith it determines that the withholding of such notice is in the interest of such Holders. The Indenture provides that, subject to the duty of the Trustee during a default to act with the required standard of care, the Trustee will not be under an obligation to exercise any right or power under the Indenture at the request or direction of any of the Holders, unless the Holders shall have offered to the Trustee reasonable security or indemnity. The Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Notes may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (a) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (b) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings as Trustee, (c) such Holder or Holders shall have offered to the Trustee reasonable security or indemnity, (d) the Trustee shall have failed to institute such proceeding within 60 days thereafter and (e) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of or interest on such Note on or after the applicable due date specified in such Note.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance.

MODIFICATION AND WAIVERS

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (a) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Notes; (b) add to the covenants of the Company for the benefit of the Holders or an additional Event of Default or surrender any right or power conferred upon the Company; (c) secure the Notes; (d) cause the Notes to comply with applicable law; (e) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Notes; and (f) cure any defect or ambiguity or correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture provided, however, that no such modification or amendment may adversely affect the interest of the Holders in any material respect.

     Modifications and amendments of the Indenture may be made by the Company and the Trustee, with the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes, by executing supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture or modifying in any manner the rights of the Holders of the Outstanding Notes provided that no such modification or amendment may, without the consent of the Holders of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of or interest on, any Note, (c) change the place or currency of payment of principal of, or any interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note when due, (e) modify the subordination provisions in a manner adverse to the Holders, (f) reduce the percentage of aggregate principal amount of Outstanding Notes necessary to modify or amend the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or (g) modify certain provisions of the Indenture with respect to modification and waiver.

     The Holders of at least a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of at least a majority in aggregate principal amount of the Outstanding Notes may waive any past default under the Indenture, except a default in the payment of the principal of or interest on any Note and certain covenants and provisions of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Note.

SATISFACTION AND DISCHARGE; DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture will provide that the Company may discharge its obligations under the Indenture while Notes remain Outstanding if all Outstanding Notes will become due and payable at their scheduled maturity within one year and the Company has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Notes on the date of their scheduled maturity. The Indenture will further provide that the Company, at its option, (a) will be discharged from any and all obligations with respect to the Notes (except for certain obligations which include exchanging or registering the transfer of the Notes, replacing stolen, lost or mutilated Notes, maintaining paying agencies and holding monies for payment in trust) ("defeasance"), or (b) need not comply with certain restrictive covenants of the Indenture ("covenant defeasance"), and the occurrence of certain events which would otherwise be or result in an Event of Default will be deemed not to be or result in an Event of Default with respect to the Notes, upon the deposit with the Trustee, in trust for the benefit of the Holders of the Notes, of money or U.S. Government Obligations, or both, which through the payment of principal of and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay principal of and interest on the Notes on the dates such payments are due in accordance with the terms of the Indenture. To establish such defeasance or covenant defeasance, the Company will be required to meet certain conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. In the case of defeasance pursuant to clause (a), such Opinion of Counsel must refer to and be based upon either (i) a ruling received by the Company from, or published by, the Internal Revenue Service or
(ii) a change in applicable federal income tax law after the date of the Indenture.

INFORMATION CONCERNING THE TRUSTEE

     The Indenture will provide that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein, contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions with the Company provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act of 1939, as amended) it must eliminate such conflict or resign. The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

GOVERNING LAW

     The Indenture and the Notes will be governed by the laws of the State of New York, without regard to principles of conflicts of law.

                                  UNDERWRITING

     Under the terms and subject to the conditions of the Underwriting Agreement, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to each Underwriter, the principal amount of Notes set forth opposite the name of such Underwriter below:


                                                               PRINCIPAL
                                                                 AMOUNT
NAME                                                            OF NOTES
----                                                          ------------
Smith Barney Inc............................................  $
Credit Suisse First Boston Corporation......................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
J.P. Morgan Securities Inc..................................
NationsBanc Capital Markets, Inc............................
                                                              ------------
          Total.............................................  $350,000,000
                                                              ============


     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Notes offered hereby if any such Notes are taken.

     The Underwriters have advised the Company that they propose initially to offer part of the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus and part to certain dealers at a
price that represents a concession not in excess of      % of the public
offering price of the Notes. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of      % of the public offering price of
the Notes to certain other dealers. After the offering, the public offering price and such concessions may be changed from time to time by the Underwriters.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.



     In connection with this offering and in compliance with applicable law, the Underwriters may effect transactions which stabilize, maintain or otherwise affect the market price of the Notes at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Notes at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Notes or effecting purchases of the Notes for the purpose of pegging, fixing or maintaining the price of the Notes or for the purpose of reducing a short position created in connection with the offering. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Underwriters purchase Notes in the open market for the account of the underwriting group and the Notes purchased can be traced to a particular Underwriter or selling group member, the Underwriters may require the Underwriter or selling group member in question to purchase the Notes in question at the cost price to the Underwriters or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the Notes in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.



     The Underwriters have informed the Company that the Underwriters intend to make a market in the Notes, as permitted by applicable laws and regulations; however, the Underwriters are not obligated to do so, and any such market activity may be terminated at any time without notice to the Holders. No assurance can be given as to the liquidity of or the trading market for the Notes. See "Risk Factors -- Absence of Public Market for the Notes".


     The net proceeds from the offering are expected to be used to repay outstanding indebtedness under the Credit Facility under which affiliates of J.P. Morgan Securities Inc. and NationsBanc Capital Markets, Inc. are lenders. See "Use of Proceeds".

     In the ordinary course of their respective businesses, the Underwriters or their affiliates have engaged and may in the future engage, in commercial banking or investment banking transactions with the Company and its affiliates.

                                 LEGAL MATTERS

     The validity of the Notes offered hereby will be passed upon for the Company by Haskell Slaughter & Young, L.L.C., Birmingham, Alabama, and for the Underwriters by Dewey Ballantine, New York, New York.

                                    EXPERTS

     The consolidated financial statements of MedPartners, Inc. appearing in MedPartners, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 1996, and the consolidated financial statements of InPhyNet Medical Management Inc. and Subsidiaries appearing in InPhyNet Medical Management Inc. and Subsidiaries' Annual Report on Form 10-K/A for the year ended December 31, 1996, each have been audited by Ernst & Young LLP, as set forth in their reports included therein and incorporated herein by reference. Such consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act with the SEC covering the Notes. This Prospectus does not contain all the information set forth in the Registration Statement which the Company has filed with the SEC. Certain portions have been omitted pursuant to the rules and regulations of the SEC, and reference is hereby made to such portions for further information with respect to the Company and the Notes. Statements contained herein concerning certain documents are not necessarily complete, and in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement or incorporated therein by reference. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the information requirements of the Exchange Act (SEC File No. 0-27276), and in accordance therewith, files periodic reports, proxy statements and other information with the SEC relating to its business, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The SEC also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. The Company's Common Stock is listed on the NYSE. The Registration Statement, reports, proxy statements and certain other information with respect to the Company can be inspected at the office of the NYSE, 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents are hereby incorporated by reference in this Prospectus all of which were previously filed by the Company with the SEC:


          1. The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996.



          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

          3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.



          4. The Company's Registration Statement on Form S-4 (Registration No. 333-24639).


          5. The description of the Company's Common Stock contained in the Company's Registration Statement filed with the SEC on Form 8-B under the Exchange Act and declared effective on November 29, 1995, including any amendment or reports filed for the purpose of updating such description.

     Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Company undertakes to provide to any person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, without charge, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents which have been or may be incorporated by reference into this Prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to the Company at 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244, Attention: Corporate Secretary (telephone (205) 733-8996).

======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Forward-Looking Statements and Factors
  That May Affect Future Results......     2
Prospectus Summary....................     3
The Company...........................     8
Risk Factors..........................     8
Use of Proceeds.......................    16
Capitalization........................    17
Selected Consolidated Financial
  Data................................    18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    19
Business..............................    29
Management............................    47
Description of the Notes..............    51
Underwriting..........................    61
Legal Matters.........................    62
Experts...............................    62
Available Information.................    62
Incorporation of Certain Information
  by Reference........................    62


======================================================
======================================================

                                  $350,000,000

                            % SENIOR SUBORDINATED
                                 NOTES DUE 2000
                            [MEDPARTNERS, INC. LOGO]
                                  ------------

                                   PROSPECTUS

                                          , 1997

                                  ------------
                               SMITH BARNEY INC.

                           CREDIT SUISSE FIRST BOSTON

                              MERRILL LYNCH & CO.

                               J.P. MORGAN & CO.

                              NATIONSBANC CAPITAL
                                 MARKETS, INC.

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the Notes offered hereby.


Securities and Exchange Commission Registration Fee.........  $
Trustee's Fees..............................................  $
Blue Sky Fees and Expenses..................................  $
Legal Fees and Expenses.....................................  $
Accounting Fees.............................................  $
Printing Costs..............................................  $
Miscellaneous Expenses......................................  $
                                                              -----------
               Total........................................  $
                                                              ===========


---------------

     * Actual amount.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware ("DGCL") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. The Company's Third Restated Certificate of Incorporation contains a provision eliminating or limiting director liability to the Company and its stockholders for monetary damages arising from acts of omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. The Company's Second Amended and Restated By-laws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of the Company who, by reason of the fact that he or she is a director, officer, employee, or agent of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

     The Company has agreed to indemnify all of its directors and executive officers against liability incurred by them by reason of their services as a director to the fullest extent allowable under applicable law. In addition, the Company has purchased insurance containing customary terms and conditions as permitted by Delaware law on behalf of its directors and officers, which may cover liabilities under the Securities Act.

ITEM 16.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Exhibits:


EXHIBIT
  NO.                                   DESCRIPTION
-------                                 -----------
 (1)        --  Form of Underwriting Agreement.*
 (2)-1      --  Agreement and Plan of Merger, dated as of January 20, 1997 as amended by Amendment No. 1 dated as of May 21, 1997,
                among MedPartners, Inc., SeaBird Merger Corporation and
                InPhyNet Medical Management Inc., filed as Exhibit (2)-1 to the Company's Registration Statement on Form S-4
                (Registration No. 333-24639), is hereby incorporated herein by reference.
 (3)-1      --  MedPartners, Inc. Third Restated Certificate of
                Incorporation, filed as Exhibit (3)-1 to the Company's
                Annual Report on Form 10-K for the fiscal year ended
                December 31, 1996, is hereby incorporated herein by
                reference.
 (3)-2      --  MedPartners, Inc. Second Amended and Restated Bylaws, filed as Exhibit (3)-2 to the Company's Registration Statement on
                Form S-1 (Registration No. 333-12465), is hereby
                incorporated herein by reference.
 (4)-1      --  MedPartners, Inc. Rights Agreement, filed as Exhibit (4)-1 to the Company's Registration Statement on Form S-4
                (Registration No. 33-00774), is hereby incorporated herein by reference.
 (4)-2      --  Amendment No. 1 to the Rights Plan of MedPartners, Inc.,
                filed as Exhibit (4)-2 to the Company's Annual Report on
                Form 10-K for the year ended December 31, 1996, is hereby
                incorporated herein by reference.
 (4)-3      --  Amendment No. 2 to the Rights Agreement of MedPartners,
                Inc., filed as Exhibit (4)-2 to the Company's Registration
                Statement on Form S-3 (Registration No. 333-17339), is
                hereby incorporated herein by reference.
   4-(4)    --  Form of Trust Indenture*
 (5)        --  Opinion of Haskell Slaughter & Young L.L.C., as to the
                legality of the Notes.*
(12)        --  Statement re: computation of ratios.*
(23)-1      --  Consent of Ernst & Young LLP+
(23)-2      --  Consent of Haskell Slaughter & Young L.L.C. (included in the opinion filed as Exhibit (5)).
(24)        --  Powers of Attorney.+
(25)        --  Statement of Eligibility of Trustee.*


---------------

* To be filed by amendment.

+ Previously filed.


     (b) Financial Statements Schedule:

        None are applicable.

ITEM 17.  UNDERTAKINGS.


     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 14 hereof, or otherwise,the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     The undersigned Registrant hereby undertakes that:


          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or
     (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on August 26, 1997.


                                          MEDPARTNERS, INC.

                                          By:      /s/ LARRY R. HOUSE
                                            ------------------------------------
                                                       Larry R. House
                                                 Chairman of the Board and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   CAPACITY                   DATE
                      ---------                                   --------                   ----

                 /s/ LARRY R. HOUSE                    Chairman of the Board and        August 26, 1997
-----------------------------------------------------    Chief Executive Officer and
                   Larry R. House                        Director

              /s/ HAROLD O. KNIGHT, JR.                Executive Vice President and     August 26, 1997
-----------------------------------------------------    Chief Financial Officer
                Harold O. Knight, Jr.                    (Principal Financial and
                                                         Accounting Officer)

               /s/ RICHARD M. SCRUSHY                  Director                         August 26, 1997
-----------------------------------------------------
                 Richard M. Scrushy

             /s/ LARRY D. STRIPLIN, JR.                Director                         August 26, 1997
-----------------------------------------------------
               Larry D. Striplin, Jr.

             /s/ CHARLES W. NEWHALL, III               Director                         August 26, 1997
-----------------------------------------------------
               Charles W. Newhall, III

                /s/ TED H. MCCOURTNEY                  Director                         August 26, 1997
-----------------------------------------------------
                  Ted H. McCourtney

            /s/ WALTER T. MULLIKIN, M.D.               Director                         August 26, 1997
-----------------------------------------------------
              Walter T. Mullikin, M.D.

             /s/ JOHN S. MCDONALD, J.D.                Director                         August 26, 1997
-----------------------------------------------------
               John S. McDonald, J.D.

             /s/ ROSALIO J. LOPEZ, M.D.                Director                         August 26, 1997
-----------------------------------------------------
               Rosalio J. Lopez, M.D.


                      SIGNATURE                                   CAPACITY                   DATE
                      ---------                                   --------                   ----

                /s/ C.A. LANCE PICOLO                  Director                         August 26, 1997
-----------------------------------------------------
                  C.A. Lance Picolo

                /s/ ROGER L. HEADRICK                  Director                         August 26, 1997
-----------------------------------------------------
                  Roger L. Headrick

          /s/ HARRY M. JANSEN KRAEMER, JR.             Director                         August 26, 1997
-----------------------------------------------------
            Harry M. Jansen Kraemer, Jr.